UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CENTRACORE PROPERTIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:

11,003,050 shares of Common Stock; 8,500 deferred shares of Common Stock; options to purchase 276,000 shares of Common Stock (with a weighted average exercise price of $18.50 per share)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

$32.00, which represents the price per share to be paid in the merger (and, with respect to options, the excess of $32.00 over the exercise price of each option).

(4)	Proposed maximum aggregate value of transaction:

$356,095,600

(5)	Total fee paid:

38,102

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2006

Dear Shareholder:

You are cordially invited to attend a Special Meeting of shareholders of CentraCore Properties Trust (or the “Company”) to be held at 10:00 a.m. local time on                     , 2006 at The Embassy Suites Hotel, 4380 PGA Boulevard, Palm Beach Gardens, Florida 33410.

At the Special Meeting, shareholders are being asked to consider and vote on a proposal to approve an Agreement and Plan of Merger that we entered into on September 19, 2006, which provides for the acquisition of the Company by a wholly owned subsidiary of The GEO Group, Inc. (“GEO”). GEO is a leading provider of correctional, detention and residential treatment services to federal, state, and local government agencies in the United States and elsewhere around the globe. If the merger is completed, you will receive $32.00 in cash for each share of the Company’s common stock you own, plus unpaid dividends through the closing date.

Our Board of Trustees has unanimously approved the merger agreement and recommends that our shareholders vote FOR approval of the merger agreement. Your vote is very important. The merger cannot be completed unless shareholders holding two-thirds of all outstanding shares of our common stock vote to approve the merger agreement. To be certain that your shares are voted at the Special Meeting, please mark, sign, date and return promptly the enclosed proxy card or vote by telephone or via the Internet, whether or not you plan to attend the Special Meeting in person. Please note that if you do not submit your proxy, abstain or do not instruct your broker or nominee how to vote your shares, it will have the same effect as voting AGAINST the merger. Please do not send your stock certificates to the Company or the paying agent at this time.

We urge you to read carefully the attached proxy statement and merger agreement, a copy of which is included in the proxy statement as Appendix A. The proxy statement provides you with a summary of the merger and merger agreement, and a detailed description of the process and reasons that led our Board of Trustees to unanimously approve the merger agreement and recommend it for your approval at the Special Meeting.

If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., who is assisting us in connection with the Special Meeting, toll-free at 1-800-967-7921.

Thank you for your continued support and interest in CentraCore Properties Trust.

Charles R. Jones

President and Chief Executive Officer

The accompanying Proxy Statement is dated                     , 2006 and was first mailed to shareholders on or about                     , 2006.

CENTRACORE PROPERTIES TRUST

11376 Jog Road, Suite 101

Palm Beach Gardens, Florida 33418

(561) 630-6336

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

A Special Meeting of shareholders of CentraCore Properties Trust (the “Company”) will be held at 10:00 a.m. local time on                     , 2006, at The Embassy Suites Hotel, 4380 PGA Boulevard, Palm Beach Gardens, Florida 33410. The Board of Trustees of the Company asks you to attend this meeting (in person or by proxy) for the following purposes:

1. to consider and vote on a proposal to approve the Agreement and Plan of Merger (a copy of which is attached as Appendix A to the accompanying proxy statement), dated as of September 19, 2006, by and among The GEO Group, Inc., a Florida corporation, GEO Acquisition II, Inc., a Delaware corporation, and CentraCore Properties Trust, pursuant to which the Company will be acquired for $32.00 per share (plus unpaid dividends through the closing date); and

2. to consider and vote on any other business that properly comes before the Special Meeting or any adjournments or postponements of the Special Meeting, including adjournments and postponements for the purpose of soliciting additional proxies.

Only common shareholders of record at the close of business on                     , 2006, are entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. All common shareholders of record are cordially invited to attend the Special Meeting in person. There are no appraisal or dissenters’ rights available under applicable law.

The Board of Trustees unanimously recommends that you vote FOR approval of the merger agreement. Approval of the merger agreement will require the affirmative vote of two-thirds of the shares of our common stock entitled to be cast on the matter. All of our common shares outstanding are entitled to vote on approval of the merger agreement. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy, or submit your proxy by telephone or via the Internet prior to the Special Meeting and thus ensure that your shares will be represented if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of approval of the merger agreement. If you do not return your proxy card or do not submit your proxy by telephone or the Internet, this will have the same effect as a vote AGAINST approval of the merger agreement.

Your vote is important. To ensure that your shares are represented at the Special Meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-prepaid envelope provided, whether or not you plan to attend the Special Meeting in person. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you returned a proxy.

By Order of the Board of Trustees

David J. Obernesser

Senior Vice President, Chief Financial Officer,

Treasurer and Corporate Secretary

                    , 2006

SUMMARY TERM SHEET

This summary term sheet is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement. We encourage investors to review this entire proxy statement carefully, including the appendices attached hereto. We have included as Appendix A to this proxy statement a copy of the Agreement and Plan of Merger relating to the proposed transaction (the “Merger Agreement”) and urge you to read the complete text of this agreement for its precise legal terms and other important information. For information on how to obtain the documents that we have filed with the Securities and Exchange Commission (the “SEC”), see “Where You Can Find More Information” elsewhere in this proxy statement. As used herein, the terms “we”, “us”, “our”, the “Company” and “CPT” refer to CentraCore Properties Trust.

Form of the Proposed Merger

If the conditions specified in the Merger Agreement are satisfied, CentraCore Properties Trust will be merged with and into GEO Acquisition II, Inc., a Delaware corporation (“MergerCo”), with MergerCo continuing as the surviving corporation (the “Merger”). MergerCo is a newly formed direct wholly-owned subsidiary of The GEO Group, Inc., a Florida corporation (“Parent”). At the effective time of the Merger, each outstanding share of CentraCore Properties Trust common stock will be exchanged for the right to receive the merger consideration described below.

Effect of the Merger on Our Capital Stock and Options (page 24)

Common Stock. At the effective time of the Merger, each of our outstanding shares of common stock will be converted into the right to receive $32.00 in cash, plus a quarterly dividend of $0.46 per share, prorated for the number of days between the last day of the last quarter for which full quarterly dividends on the Company’s common stock have been declared and paid and the closing date (including the closing date). For example, if you own 100 shares of our common stock and the Merger is completed on December 19, 2006, you would be entitled to receive $3,200 in cash, plus additional cash consideration of $40.00 representing a prorated fourth quarter dividend on your shares (in each case, without interest and less any applicable withholding taxes).

The separate corporate existence of CentraCore Properties Trust will terminate at the effective time of the Merger and our common stock will cease to be traded on the New York Stock Exchange.

As soon as possible after the completion of the Merger, you will receive a letter of transmittal and instructions from a paying agent advising you on how to receive the Merger consideration in exchange for your common shares. You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Company Stock Options. At the effective time of the Merger, the holder of each option to acquire our common stock will be entitled to receive an amount in cash equal to the product of (i) the number of common shares subject to each option and (ii) the excess of $32.00 over the exercise price per share of the option.

The Special Meeting (page 5)

Date, Time and Place; Record Date. The Special Meeting will take place on                     , 2006 at 10:00 a.m., local time, at The Embassy Suites Hotel, 4380 PGA Boulevard, Palm Beach Gardens, Florida 33410. The close of business on                 , 2006 is the record date for determining if you are entitled to vote at the Special Meeting. Only holders of record of our common stock on the record date will be entitled to vote at the Special Meeting.

i

Required Vote. The holders of two-thirds of the shares of our common stock entitled to be cast on the matter must vote to approve the Merger Agreement. All of our common shares outstanding are entitled to vote on approval of the Merger Agreement and each share of common stock entitles the beneficial owner to one vote with respect to the Merger Agreement.

Reasons for the Merger and Recommendation of Our Board of Trustee (page 15)

After due consideration, our Board of Trustees approved the Merger Agreement and declared that it is advisable, fair to and in the best interests of the Company and our shareholders to consummate the Merger and the other transactions contemplated by the Merger Agreement. The Board of Trustees unanimously recommends that our shareholders vote FOR approval of the Merger Agreement. In reaching its decision, the Board of Trustees considered a number of factors more fully described under the caption entitled “Reasons for the Merger and Recommendation of Our Board of Trustees.”

Opinion of Our Financial Advisor (page 17)

In connection with the Merger, our Board of Trustees received a written opinion, dated September 19, 2006, from our financial advisor, Citigroup Global Markets Inc., as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $32.00 per share to be received upon consummation of the proposed Merger by holders of our common stock. The full text of Citigroup’s written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion was provided to our Board of Trustees in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspects or implications of the proposed Merger or constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

Interests of Our Trustees and Executive Officers in the Merger (page 21)

Our trustees and executive officers have certain interests in the Merger that differ from, or are in addition to, the interests of shareholders generally. Our Board of Trustees was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests include consideration payable on account of options held by trustees and officers, and severance payments payable to members of senior management under existing employment agreements and long-term incentive programs. The amounts and descriptions of each of these interests is set forth in detail under “ —Interests of Our Trustees and Executive Officers in the Merger” beginning on page 21 of this proxy statement.

No Appraisal Rights (page 25)

No dissenters’ or appraisal rights are available in connection with the Merger. Maryland law does not provide for such rights because our common shares are listed on a national securities exchange.

Litigation Relating to the Merger (page 26)

We are aware of one purported class action lawsuit related to the Merger filed against us and each of our trustees in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida. The complaint alleges, among other things, that the merger consideration to be paid to our shareholders in the Merger is inadequate, unfairly favors insiders and that our trustees violated their fiduciary duties by failing to take all reasonable steps to maximize shareholder value.

Material United States Federal Income Tax Consequences of the Merger (page 26)

The Merger will be treated as a taxable sale by you of your shares of our common stock in exchange for the merger consideration. If you are a U.S. shareholder, you will recognize gain or loss with respect to your shares, measured by the difference between your adjusted tax basis in the shares exchanged and the amount of cash received for those shares. Please read “ —Material United States Federal Income Tax Consequences of the Merger” below for a more complete discussion of the federal income tax consequences of the Merger. We urge you to consult your tax advisor regarding the tax consequences of the Merger to you.

Conditions to the Merger (page 36)

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of customary conditions, including:

•	our shareholders must have approved the Merger Agreement;

•	neither we nor Parent or MergerCo shall have materially breached any of the respective representations, warranties or covenants set forth in the Merger Agreement;

•	Goodwin Procter LLP shall have rendered an opinion relating to our qualification as a REIT;

•	no injunction or other order by a governmental entity would make illegal or prohibit the consummation of the Merger; and

•	there has been no event, change or occurrence that has had a material adverse effect on the Company.

Termination of the Merger Agreement (page 36)

We, Parent or MergerCo may terminate the Merger Agreement at any time if:

•	our shareholders fail to approve the Merger Agreement;

•	the other party has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement;

•	a governmental entity issues an order, decree, judgment, injunction or other action which restrains or otherwise makes the Merger illegal; or

•	the Merger is not completed by March 31, 2007.

In addition, we may terminate the Merger Agreement if the financing commitment letter provided by Parent is terminated or otherwise amended in a manner materially adverse to us. We may also terminate the Merger Agreement if, prior to the Special Meeting, our Board of Trustees decides to withdraw or modify its approval or recommendation of the Merger Agreement in connection with a third-party acquisition proposal and we pay Parent the termination fee described below.

Each of Parent and MergerCo may terminate the Merger Agreement if our Board of Trustees fails to recommend in this proxy statement that our common shareholders approve the Merger Agreement, withdraws or modifies its recommendation of the Merger Agreement, or recommends that shareholders accept or approve a third-party acquisition proposal.

Termination Fee; Expenses (page 37)

If we terminate the Merger Agreement because of Parent’s or MergerCo’s breach of a representation, warranty or covenant, Parent must reimburse us for out-of-pocket expenses incurred in connection with the Merger and related transactions, in an amount up to $2,500,000. If we terminate the Merger Agreement because of the termination or amendment of Parent’s financing commitment letter in a manner materially adverse to us, Parent will be required to pay us a termination fee in the amount of $9,000,000.

If Parent terminates the Merger Agreement because of our breach of a representation, warranty or covenant, we must pay Parent a fee in the amount of $2,500,000 and if we pursue an alternative acquisition proposal within 12 months of the termination, we must pay an additional fee in the amount of $6,500,000.

If we terminate the Merger Agreement to pursue an alternative acquisition proposal, or if Parent or MergerCo terminates as a result of our Board of Trustees’ (i) failing to recommend in this proxy statement that our common shareholders approve the Merger Agreement, (ii) withdrawing or modifying its recommendation of the Merger Agreement, or (iii) recommending that the shareholders accept or approve a third-party acquisition proposal, we will be required to pay Parent a termination fee in the amount of $9,000,000.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of CentraCore Properties Trust. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction to be voted on at the Special Meeting?

A:	The proposed transaction is the acquisition of the Company by a direct wholly owned subsidiary of The GEO Group, Inc. (“GEO”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 19, 2006 among the Company, GEO and its direct wholly-owned subsidiary, GEO Acquisition II, Inc. (“MergerCo”). If the Merger Agreement is approved by the Company’s shareholders and the other closing conditions under the Merger Agreement are satisfied or waived, the Company will merge with and into MergerCo, with MergerCo being the surviving corporation (the “Merger”). Following the Merger, the Company will no longer be publicly held and our common stock will cease to be traded on the New York Stock Exchange.

Q:	What will I receive in the Merger and how will the Merger affect my dividends?

A:	If the Merger is completed, you will be entitled to receive $32.00 in cash, plus a quarterly dividend of $0.46 per share, prorated for the number of days between the last day of the the last quarter for which full quarterly dividends on the Company’s common stock have been declared and paid and the closing date (including the closing date). Accordingly, if, for example, you own 100 shares of our common stock and the Merger is completed on December 19, 2006, you would be entitled to receive $3,200 in cash, plus additional cash consideration of $40.00 representing a prorated fourth quarter dividend on your shares (in each case, without interest and less any applicable withholding taxes).

Q:	Does our Board of Trustees recommend approval of the Merger Agreement?

A:	Yes. Our Board of Trustees has declared the Merger Agreement to be advisable, fair to and in the best interests of the Company and our shareholders and unanimously recommends that shareholders vote FOR approval of the Merger Agreement.

Q:	Why does our Board of Trustees recommend that I vote to approve the Merger Agreement?

A:	Our Board of Trustees recommends you vote FOR approval of the Merger Agreement because it believes that the Merger represents the strategic alternative that is in the best interest of our shareholders. The merger consideration to be received by our shareholders represents a significant premium to the historical and recent market price of our common shares. In deciding to recommend approval of the Merger Agreement, the Board of Trustees also considered factors described on pages 15 through 17 of this proxy statement under “—Recommendation of Our Board of Trustees and Reasons for the Merger”.

Q:	Do shareholders have dissenters’ rights or appraisal rights with respect to the Merger?

A:	No. Under Maryland law, since the shares of the Company’s common stock are listed on a national securities exchange, holders do not have any appraisal rights or dissenters’ rights in connection with the Merger.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger promptly after satisfaction of the conditions specified in the Merger Agreement, including approval of our shareholders. We currently expect to complete the Merger on or about

December 19, 2006. However, we cannot predict the exact timing of the Merger and not all the conditions to the Merger are within the Company’s or GEO’s control. Please see “The Merger Agreement—Conditions to the Merger” on page 36 for a detailed description of the conditions to closing specified in the Merger Agreement.

Q:	If the Merger Agreement is approved and the Merger consummated, how will I receive my merger consideration?

A:	Immediately following the closing of the Merger, we will send you a letter of transmittal along with instructions for exchanging your shares and receiving the merger consideration. These instructions will tell you how and where to send in your share certificates in return for the merger consideration.

Q:	What are the U.S. federal income tax consequences of the Merger to shareholders?

A:	In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Merger and your adjusted tax basis in your shares of CentraCore Properties Trust common stock. For a more detailed explanation of the tax consequences of the Merger, see “—Material United States Federal Income Tax Consequences” below. Tax matters are very complicated, and the tax consequences of the Merger to you will depend on the facts of your particular situation. You should consult your own tax advisor as to the specific tax consequences to you of the Merger, including the applicable federal, state, local, foreign and other tax consequences.

Q:	What vote is required to approve the Merger Agreement?

A:	For us to complete the Merger, shareholders holding at least two-thirds of all outstanding shares of our common stock, or 7,335,367 shares, must vote “FOR” approval of the Merger Agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote AGAINST approval of the Merger Agreement.

Q:	Who can vote at the Special Meeting?

A:	Holders of record of our common stock at the close of business on , 2006 are entitled to vote at the Special Meeting. On that date, approximately 11,003,050 shares of common stock were outstanding and entitled to vote.

Q:	How do I vote my shares?

A:	Shareholders whose shares of common stock are registered in their own name may submit their proxies by one of the following methods:

•	sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope or to CentraCore Properties Trust, c/o ;

•	call toll free 1- , 24 hours a day, 7 days a week, and follow the instructions; or

•	access the webpage at www. and follow the on-screen instructions.

Votes submitted via telephone or via the Internet must be received by                     , on                     , 2006.

You may also vote your shares in person at the Special Meeting. The Company will pass out written ballots to eligible shareholders who wish to vote at the Special Meeting. If you hold your shares in street name, you must request a legal proxy from your broker or bank in order to vote in person at the Special Meeting. Submitting your proxy will not affect your right to vote in person if you decide to attend the Special Meeting. If you receive more than one proxy card, it is because you hold your shares in different names or in different capacities. You should complete, date, sign and return all of the proxy cards.

Q:	If I hold my shares of common stock in “street name”, will my shares be voted if I do not return my proxy card or vote via the Internet or by telephone?

A:	If you hold your shares of common stock in “street name”, it is important that you provide instructions to your broker or bank to promptly vote all shares of common stock you own at the Special Meeting. If your broker or bank does not receive your instructions, it may not vote your shares on the approval of the Merger Agreement because this proposal is not considered a “routine” matter by the New York Stock Exchange. If the broker or bank cannot vote on a particular matter because it is considered “non-routine,” there is a “broker non-vote” on that matter. Abstentions and broker non-votes will be treated as shares present, in person or by proxy, and entitled to vote for purposes of determining a quorum at the Special Meeting but will have the same effect as votes against approval of the Merger Agreement.

Q:	What happens if I don’t indicate how to vote on my proxy?

A:	If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR approval of the Merger Agreement and in the discretion of the proxy holders on any other matter that may be properly presented at the Special Meeting, including proposals to adjourn or postpone the meeting to solicit additional proxies.

Q:	What happens if I don’t return a proxy card?

A:	Not returning your proxy card will have the same effect as voting AGAINST approval of the Merger Agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways:

•	first, you can send a written notice stating that you would like to revoke your proxy to the address on the cover of this proxy statement;

•	second, you can complete and submit a later-dated proxy card to the address below or submit a later-dated telephone or Internet vote; or

•	third, you can attend the Special Meeting and vote in person. Your attendance at the Special Meeting alone will not revoke your proxy. You must vote at the Special Meeting in order to revoke your previously submitted proxy.

Q:	Who can help answer my questions about the merger, the proposals and the procedures for voting my shares?

A:	If you have any questions about the proposals presented in this proxy statement, you should contact:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

1-800-967-7921 (toll-free)

or

1-212-269-5550 (call collect)

FORWARD LOOKING STATEMENTS

Many of the statements contained in this proxy statement that are not historical facts are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and other similar expressions identify such forward-looking statements. The Company also may provide oral or written forward-looking information in other materials released by the Company to the public. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which the Company operates. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In addition, other factors may affect the accuracy of the forward-looking information, including the following:

•	the satisfaction of the conditions to closing of the Merger, including the approval of our shareholders;

•	potential or actual litigation, including those matters described under “The Merger—Litigation Relating to the Merger” below or other litigation challenging the proposed Merger;

•	general economic, financial and business conditions;

•	actions of U.S., foreign and local governments, including changes to tax laws and other legislation or regulatory actions; and

•	the risks detailed in our current filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005 and our most recent Quarterly Report on Form 10-Q.

Accordingly, while forward-looking statements in this proxy statement reflect the Company’s estimates and beliefs, they are not guarantees of future performance. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes, except as required by law.

THE SPECIAL MEETING OF THE COMPANY’S SHAREHOLDERS

The Company is furnishing this proxy statement to all shareholders of record of common stock in connection with the solicitation of proxies by the Board of Trustees for use at the Special Meeting of shareholders to be held                     , 2006, and at any adjournment or postponement of the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held on                     , 2006 at 10:00 a.m. local time, at The Embassy Suites Hotel, 4380 PGA Boulevard, Palm Beach Gardens, Florida 33410.

Purpose of the Special Meeting

The Board of Trustees of the Company asks you to attend this meeting (in person or by proxy) for the following purposes:

1. to consider and vote on a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2006, by and among The GEO Group, Inc., a Florida Corporation, GEO Acquisition II, Inc., a Delaware corporation, and CentraCore Properties Trust, pursuant to which the Company will be acquired for $32.00 per share (plus unpaid dividends through the closing date); and

2. to consider and vote on any other business that properly comes before the Special Meeting or any adjournments or postponements of the Special Meeting, including adjournments and postponements for the purpose of soliciting additional proxies.

A copy of the Merger Agreement is attached to this proxy statement as Appendix A. Shareholders are encouraged to read the Merger Agreement in its entirety and the other information contained in this proxy statement carefully before deciding how to vote.

Recommendation of the Board of Trustees

The Board of Trustees has unanimously determined that the Merger is advisable, in the best interests of shareholders and on terms that are fair to the shareholders. Accordingly, the Board of Trustees has unanimously approved the Merger Agreement and the Merger and recommends that shareholders vote FOR approval of the Merger Agreement.

The matters to be considered at the Special Meeting are of great importance to the shareholders. Shareholders are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-prepaid envelope.

Record Date

The Board of Trustees has fixed the close of business on                     , 2006 as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting. At that date, there were approximately 11,003,050 shares of common stock outstanding. Only holders of record of our common stock on the record date will be entitled to vote at the Special Meeting.

Votes Required for Approval of the Merger Agreement

The holders of two-thirds of the shares of our common stock, par value $0.001 per share, entitled to be cast on the matter must vote to approve the Merger Agreement. All of our common shares outstanding are entitled to vote on approval of the Merger Agreement and each share of common stock entitles its holder to one vote with respect to the Merger Agreement. There are no other voting securities of the Company entitled to vote at the Special Meeting.

If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If a proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to approve the Merger Agreement, the shares will be considered present at the Special Meeting for purposes of determining the presence of a quorum, but will not be voted on the Merger Agreement. This is called a “broker non-vote” and will have the effect of a vote AGAINST the Merger Agreement. Your broker or bank will vote your shares on the Merger Agreement only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Quorum and Abstentions

A majority of all voting shares of our common stock issued and outstanding as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining a quorum. There must be a quorum for the vote on the Merger Agreement to be taken.

If you submit a proxy that indicates an abstention from voting on all matters presented at the Special Meeting, your shares will not be voted on any matter presented at the Special Meeting. Consequently, your abstention will have the same effect as a vote against the proposal to approve the Merger Agreement. In addition, broker non-votes and the failure of any shareholder to return a proxy will have the effect of a vote against the proposal to approve the Merger Agreement.

Shares Owned by Trustees and Officers

As of the close of business on the record date for the Special Meeting, trustees and executive officers (and their respective affiliates) of the Company collectively owned approximately 0.5% of the outstanding shares of common stock entitled to vote at the Special Meeting and expressed their intention to vote FOR approval of the Merger Agreement.

Voting of Proxies at the Special Meeting and Revocation of Proxies

We request that all holders of common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope. All properly executed proxies received prior to the vote at the Special Meeting, that are not revoked, will be voted in accordance with the instructions indicated on the proxy card. If no direction is indicated on the proxies, the proxies will be voted FOR approval of the Merger Agreement and, if a motion is made to adjourn the Special Meeting to another time or place for the purposes of soliciting additional proxies, the proxies will be voted FOR such motion. Any shares which were voted against approval of the Merger Agreement but for which no direction was indicated on the proxies with respect to any other business that comes before the Special Meeting will not be voted in favor of the adjournment or postponement of the Special Meeting in order to solicit additional proxies.

Shareholders whose shares of common stock are registered in their own name may submit their proxies by one of the following methods:

•	By Mail. Sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope or to CentraCore Properties Trust, c/o ;

•	By Telephone. Call toll free 1- , 24 hours a day, 7 days a week, and follow the instructions; or

•	By Internet. Access the webpage at www. and follow the on-screen instructions.

Votes submitted via telephone or over the Internet must be received by                     , on                     , 2006.

You may also vote your shares in person at the Special Meeting. The Company will distribute written ballots to eligible shareholders who wish to vote at the Special Meeting. If you hold your shares in street name, you must request a legal proxy from your broker or bank in order to vote in person at the Special Meeting. Submitting your proxy will not affect your right to vote in person if you decide to attend the Special Meeting. If you receive more than one proxy card, it is because you hold your shares in different names or in different capacities. You should complete, date, sign and return all of the proxy cards you receive in the mail.

Shareholders may revoke a previously submitted proxy at any time prior to its use. You can do this in one of three ways:

•	first, you can send a written notice stating that you would like to revoke your proxy to CentraCore Properties Trust, c/o ;

•	second, you can complete and submit a later-dated proxy card to the address above or submit a later-dated telephone or Internet vote; or

•	third, you can attend the Special Meeting and vote in person. Your attendance at the Special Meeting alone will not revoke your proxy. You must vote at the Special Meeting in order to revoke your previously submitted proxy.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL CONTAINING INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO RECORD SHAREHOLDERS AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION OF THE MERGER.

We do not expect that any matter other than the proposal to approve the Merger Agreement and to consider and vote on an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement, will be brought before the Special Meeting. If, however, additional matters are properly presented at the Special Meeting or any adjournments or postponements of the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their discretion if no direction is otherwise indicated on the proxies.

Solicitation of Proxies and Expenses

The Company will bear the costs of solicitation of proxies. In addition to the use of telephone, Internet or the mails, proxies may be solicited by personal interview, telephone and telegram by trustees, officers and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained D. F. King & Co., Inc., to assist it in the solicitation of proxies by mail, personal interview, telephone, facsimile or telegraph, for which service the Company anticipates a cost not in excess of $            . Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries that are record holders of shares for the forwarding of solicitation material to the beneficial owners of shares. The Company will, upon the request of any such entity, pay such entity’s reasonable expenses for completing the mailing of such material to beneficial owners.

THE PARTIES TO THE MERGER

CentraCore Properties Trust

CentraCore Properties Trust is a fully integrated, self-administered and self-managed Maryland real estate investment trust, or REIT, that acquires or develops government facilities, which are leased either directly to government entities or private companies who operate the facilities on behalf of government entities. We currently own 13 facilities in nine states and lease our facilities under long-term, non-cancelable, triple-net leases (leases where the tenant is required to pay all operating expenses, taxes, insurance, maintenance, structural and non-structural repairs and other costs). Our common stock is listed on the New York Stock Exchange under the symbol “CPV.” Our principal executive offices are located at 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418, and our telephone number is (561) 630-6336. For additional information about our Company, see “Where You Can Find More Information” on page 40.

The GEO Group, Inc.

The GEO Group, Inc., “GEO” or “Parent”, a Florida corporation, is a leading developer and manager of privatized correctional and detention facilities in the United States and abroad. GEO was founded in 1984 as a division of The Wackenhut Corporation, a provider of professional security services, to capitalize on emerging opportunities in the private correctional services market. GEO is one of the largest providers of privatized correctional and detention services in the United States and abroad, based upon the number of beds under management. GEO’s worldwide operations include 63 correctional and residential treatment facilities with a total design capacity of 53,000 beds. GEO’s principal executive offices are located at 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487, and its telephone number is (561) 893-0101.

GEO Acquisition II, Inc.

GEO Acquisition II, Inc., or “MergerCo”, is a Delaware corporation and a wholly-owned subsidiary of Parent. MergerCo was formed in 2006 solely for the purpose of facilitating the acquisition of our Company and has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the Merger Agreement. MergerCo’s principal executive offices are located at 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487, and its telephone number is (561) 893-0101.

PROPOSAL NO. 1

THE MERGER

Background of the Merger

CentraCore Properties Trust is a fully integrated, self-administered and self-managed Maryland real estate investment trust, or REIT, that acquires or develops correctional and detention facilities that are leased either directly to government entities or private companies who operate the facilities on behalf of government entities. We currently own 13 facilities in nine states and lease our facilities under long-term, non-cancelable, triple-net leases (leases where the tenant is required to pay all operating expenses, taxes, insurance, maintenance, repairs and other costs). Our common stock is listed on the New York Stock Exchange under the symbol “CPV.” We have paid regular quarterly dividends on our common shares since our inception and our funds from operations has grown from $13.6 million in 1999 to $23.9 million in 2005.

In their efforts to maximize value for our shareholders, our Board of Trustees and senior management have periodically reviewed the Company’s strategic growth objectives and plans for achieving those objectives, including consideration of alternative investment strategies, potential strategic initiatives and business combinations. In December 2005, we changed our name from Correctional Properties Trust to CentraCore Properties Trust to signify our continuing intent to expand the scope of our investment strategy to include essential real estate projects outside the corrections sector, including mental health and higher education facilities. Since then, our Board of Trustees and senior management have continued to monitor and pursue the Company’s achievement of strategic growth objectives and possible strategic alternatives.

The principal counterparty to the Agreement and Plan of Merger we signed on September 19, 2006 is The GEO Group, Inc., or GEO. Our business relationship with GEO was established at the time of our inception in 1998. We were formed under the name Correctional Properties Trust to capitalize on the growing trend toward privatization in the corrections industry. We used the net proceeds of our initial public offering in April 1998 to acquire eight correctional and detention facilities, which we simultaneously leased back to their then current operator, GEO (formerly known as Wackenhut Corrections Corporation) or one of its affiliates. GEO was a co-registrant with us at the time of our initial public offering. The initial sale-leaseback transactions with GEO were part of a strategic alliance we established with GEO that we believed would provide access to further acquisition opportunities in the industry. As part of this strategic alliance, we entered into a Right to Purchase Agreement with GEO, pursuant to which we would have the right to acquire and lease back to GEO any correctional or detention facilities which GEO acquired or has the right to acquire, subject to certain exceptions, through April 2013. Between October 1998 and January 2000, we acquired three additional facilities from GEO, each of which was also concurrently leased back to GEO as the facility operator. In the years following our initial public offering, some members of our Board of Trustees also served as directors or executive officers of GEO and Dr. George C. Zoley, GEO’s chief executive officer, served as chairman of our Board of Trustees until 2002. As of January 2006, 11 of our 13 facilities, representing approximately 86% of our rental income, were leased to GEO.

On March 13, 2006, during GEO’s fourth quarter earnings conference call, Dr. Zoley, announced GEO’s intent to restructure its relationship with us, including possible non-renewal of certain leases expiring in 2008 and 2010. Dr. Zoley also stated that GEO did not anticipate partnering with us on development projects or sale-leaseback transactions in the future, and that it was seeking to acquire property and develop competing facilities in close proximity to our existing ones. A written summary of Dr. Zoley’s remarks was delivered to us by GEO that same day. In the days following GEO’s conference call, the price of our common stock on the New York Stock Exchange fell nearly 20%, reaching a closing low of $23.01 on March 14, 2006. While we and GEO had briefly corresponded in late 2005 and early 2006 over a difference of opinion relating to the applicability of the Right to Purchase Agreement in certain situations, we were not aware that GEO planned to make these public announcements and had no prior knowledge of GEO’s intentions in this regard. On March 20, 2006, our chief executive officer, Charles R. Jones, sent a letter to GEO expressing regret at GEO’s decision to discuss our business relationship publicly without first addressing the subject with the Company and committing to nevertheless work in good faith with GEO to ensure full and profitable utilization of our properties.

On April 3, 2006, we received a letter from GEO expressing its belief that an acquisition of CentraCore by GEO was the best way of aligning the long-term interests of the two companies. GEO’s letter set forth its confidential, non-binding indication of interest in acquiring all of our outstanding common shares for $23.50 per share and requested the opportunity to discuss the indication of interest at an upcoming meeting of our Board of Trustees.

At a telephonic meeting of our Board of Trustees held on April 10, 2006, the board discussed at length both the implications of GEO’s announcements made on March 13, 2006 and the substance of the April 3rd letter. The board noted that the Company had already received several unsolicited indications of interest from other private prison operators relating to the future availability of several GEO facilities following GEO’s announcement. The board also noted that, considering only the then current trading range of the Company’s common stock on the New York Stock Exchange (approximately $24.00-$25.00), on the one hand, and the aggregate purchase prices and replacement costs of the Company’s properties, on the other hand, GEO’s indication of interest appeared to be inadequate. The board requested that the executive committee, comprised of Messrs. Veach, Jones and Wackenhut (with Mr. Motta and Ms. Arduin as alternates), retain a financial advisor to, among other things, assist in evaluating the Company and its properties under different valuation approaches.

At the April 10th meeting, the board also noted the potential difficulties that the Company’s now uncertain relationship with GEO could have on the Company’s access to capital. Management updated the board with respect to ongoing conversations with the lead bank under the Company’s credit facility which was to mature in November 2006, and on efforts to secure access to other sources of capital, if necessary. While the lead bank had previously indicated that the Company’s cost of capital might be reduced upon renewal of the facility, over the weeks following GEO’s announcement, we were informed that the perceived uncertainty about the Company’s future revenues from its leases with GEO would likely result in an increased cost of capital upon any renewal and, at best, would remain level. We were finally informed by the bank in September 2006 that it would not syndicate a new credit facility for the Company at all.

Following a telephonic meeting of the executive committee held on April 21, 2006, during which GEO’s April 3rd letter was further discussed, the committee recommended that Dr. Zoley and other senior executives of GEO be invited to the executive committee meeting on April 27, 2006, a session that would be open to the full Board of Trustees, to discuss GEO’s indication of interest. At the April 27, 2006 meeting which was attended by all trustees and by Goodwin Procter LLP, counsel to the Company, members of GEO’s senior management discussed GEO’s April 3rd letter and reiterated GEO’s interest in acquiring the Company. Subsequently, we received a letter on April 28, 2006 in which GEO increased its proposed price to $24.00 per share in cash.

At special meetings of the Board of Trustees held telephonically on May 2 and May 8, 2006, the board engaged in discussions regarding GEO’s most recent indication of interest and the Company’s possible approaches and responses. The board remained confident in the viability of the Company’s strategic growth plan but also discussed the possibility that market conditions might present an opportunity to enhance shareholder value through a capital transaction. The executive committee updated the board on preliminary, informal discussions that had been initiated in the interim by two companies other than GEO that had expressed an interest in pursuing a business transaction with the Company. The board authorized the executive committee to negotiate and execute confidentiality and standstill agreements with these two companies as a condition to any further discussions. The executive committee further advised the board of its recent discussions regarding the possible engagement of a financial advisor to assist the Company in exploring its strategic alternatives. Based upon the recommendation of the executive committee, the board unanimously approved the engagement of Citigroup Global Markets Inc., an internationally recognized investment banking firm, to serve as financial advisor to the Company. Mr. Veach recused himself from voting on the engagement of Citigroup due to the fact that CitiMortgage, a Citigroup affiliate, is a client of his private law practice.

On May 8, 2006, at the request of our Board of Trustees, Goodwin Procter sent a letter on behalf of the board to GEO in response to GEO’s letter of April 28. In its letter, Goodwin Procter expressed the board’s belief that pursing a business combination with GEO at the values indicated by GEO was not in the best interests of our shareholders. The letter also expressed the board’s commitment to strengthening the Company’s business relationship with GEO and effecting a restructuring of the relationship that was beneficial to shareholders of both companies.

On May 19, 2006, we held our regularly scheduled earnings conference call to discuss our first quarter results. During the course of the call, our chief executive officer discussed in detail the Company’s assessment of, and response to, GEO’s March announcement. Subsequent to the earnings call, one of the companies that had executed a confidentiality agreement with the Company earlier in May and had subsequently withdrawn, advised the Company that it was once again interested in pursuing a business combination transaction with the Company.

At a May 24, 2006 telephonic meeting of our Board of Trustees in which Citigroup was invited to participate, the board discussed with Citigroup, among other things, the Company’s competitive position relative to other triple-net REITs and possible strategic alternatives available to the Company, including continuing to implement the Company’s strategic growth plan, selling all or part of the Company’s properties, a recapitalization, a merger of the Company and other similar transactions. Citigroup also discussed with the board the different types of methodologies that could be used to value the Company, including a net asset value analysis, discounted cash flow analysis and public companies analysis.

At a telephonic meeting of the Board of Trustees held on May 26, 2006, the trustees reiterated their unanimous conclusion that based on internal data available to the Company, including information discussed with management and Citigroup, GEO’s indication of interest to acquire the Company for $24 per common share was inadequate. The board determined that it would nevertheless be beneficial to shareholders for the Company to continue its exploration of strategic alternatives, including the possibility of disposing of select assets and soliciting nonpublic indications of interest for a possible transaction on a selective basis. As a result, over the course of additional telephonic meetings of the trustees and the executive committee held on June 5 and June 12, 2006, and in consultation with Citigroup and Goodwin Procter, the board concluded that it would be in the best interests of the Company and its shareholders for the Company to conduct a formal process to solicit third party offers to sell all or substantially all of the Company. The board then set a date for all potentially interested parties to submit preliminary indications of interest in a potential transaction with the Company. The board determined that this process would be the most efficient method for allowing the board to assess whether a transaction meeting its objectives, including a price sufficient to offset abandoning the Company’s strategic growth plan or other alternatives, was possible.

Beginning in early June, in accordance with the board’s instructions, Citigroup contacted 20 potential bidders on a confidential basis, including, but not limited to, private firms active in the real estate sector and public companies. During this period, the Company negotiated and entered into confidentiality agreements with eight of these parties, in addition to the two parties with which the Company had signed confidentiality agreements in early May. These ten parties received confidential information about the Company to assist them in preparing their initial indication of value, which was requested by July 19, 2006. Each of these parties also received access to an online data room that we established to facilitate due diligence review of our Company. In addition, in response to requests from potential bidders, we began scheduling and conducting confidential informational meetings between these parties and management.

In mid-June, we were advised by one of the early participants in the process, a large operator of correctional facilities, that as a result of its review of information available in the online data room and its analysis of the cost of our properties relative to the then current trading range of our stock price (approximately $23.50–$24.50) and other market factors, it did not believe it would be able to offer significantly more value to our shareholders in any business combination transaction. Over the next several weeks, we were advised by other potential bidders with which we had signed confidentiality agreements that they were withdrawing from the process due to various factors, including current real estate valuations, the compatibility of our properties with existing portfolios and availability of financing.

On June 23, 2006, our board received a third unsolicited letter from GEO, reiterating its strong interest in acquiring our Company and increasing its price to $25.00 per outstanding common share. Following a discussion of this letter at a telephonic board meeting held on June 29, 2006, we advised GEO, by letter dated June 30, 2006, that GEO’s offer did not, in our board’s opinion, provide adequate value to our shareholders. We advised GEO, however, that we had commenced a process of exploring strategic alternatives in the interest of maximizing shareholder value and that GEO was invited to participate in this process by contacting our financial advisor directly. GEO contacted our financial advisor promptly thereafter and, following the negotiation of a confidentiality agreement between the Company and GEO, which was executed on July 27, 2006, GEO became a participant in the process.

During the week of July 17, 2006, the Company received written preliminary indications of interest from four bidders other than GEO, including both private real estate funds and public companies. Three of the four preliminary bids were for the acquisition of the Company in an all-cash transaction, and one included up to 50% consideration in stock. At a meeting of the Board of Trustees held on July 27, 2006, at which Goodwin Procter and our financial advisor were present, we reviewed the preliminary indications of interest and discussed the terms and merits of each bid. Following this discussion, the board determined that it would be in the best interest of the Company and its shareholders to continue the process and further explore the feasibility of a transaction that would maximize shareholder value. The board determined to invite the four preliminary bidders and GEO to conduct further diligence, with a view to receiving final, fully-financed bids from these parties by early September. Despite requests from preliminary bidders, the board declined to offer exclusivity to any of the parties at this point.

On July 31, 2006, we were advised that one of the four parties that had submitted a preliminary indication of interest in mid-July had withdrawn from the process, leaving GEO and three other potential bidders remaining in the process. Throughout the month of August and early September 2006, these potential bidders and their respective advisors participated in additional informational sessions with management and conducted further business and legal due diligence regarding the Company. The potential bidders, other than GEO, were particularly interested in understanding the Company’s rights vis-à-vis GEO under the Right to Purchase Agreement, as well as evaluating the implications of the right of first refusal to which GEO was entitled under its master lease with the Company’s operating partnership upon a proposed transfer of any relevant property. While the Company, as advised by Goodwin Procter, firmly believed that the right of first refusal would be inapplicable upon a proposed sale of the entire Company, potential bidders and their counsel were advised to evaluate the risk of an assertion of this right by GEO and the impact it might have on the structure or terms of their best and final bid.

On August 14, 2006, a proposed form of merger agreement, as prepared by Goodwin Procter in consultation with the Company, was posted to the Company’s online dataroom for review and comment by each potential bidder. Draft disclosure schedules to the merger agreement were made available the following week. Each bidder was informed of the Board of Trustee’s expectation that the proposed signatory to any definitive agreement would be an entity with significant net worth and that any agreement provide for the continued payment of regular quarterly dividends to holders of the Company’s common stock, prorated as necessary for any periods through the closing date of a merger. A well financed bid, with fully committed equity and debt, was another prerequisite that the Board of Trustees sought to ensure from each bidder.

On September 5, 2006, one of the remaining four potential bidders withdrew from the process, indicating that it would not be able to submit a bid for the Company due to lack of committed financing. GEO and the two other remaining bidders, referred to as Bidder A and Bidder B in this proxy statement, continued to exhibit sustained interest and conduct further detailed due diligence, with the assistance of their legal and other advisors. While Bidder A and Bidder B expressed strong interest in the Company’s business model, management and properties as a whole, GEO’s primary interest was in acquiring the 11 facilities that it leased from CPT.

On or about September 6, 2006, we received final round bids from GEO, Bidder A and Bidder B for the purchase of the Company in an all-cash transaction. Each bid was accompanied by a form of merger agreement that the respective bidder was prepared to execute. Bidder A proposed to purchase all of our outstanding common stock for $31.10 per share, increased by a prorated regular quarterly dividend through closing. Bidder A’s proposal was not subject to any financing contingency and assumed substantially all of the potential risk associated with a pre-closing assertion by GEO of a right of first refusal with respect to one or more of the Company’s properties. Bidder B also proposed to purchase all of our outstanding common stock for cash, but at a price per share lower than that proposed by Bidder A and non-inclusive of a prorated regular quarterly dividend through closing. In addition, Bidder B’s merger agreement markup created some uncertainty as to whether it was willing to bear the risk of the future assertion of a right of first refusal by GEO. GEO’s own acquisition proposal was also for an all-cash acquisition of all of our outstanding common stock but at a price meaningfully below that of both Bidders A and B, and non-inclusive of prorated dividends through the closing date. In addition, GEO’s proposal was not accompanied by an executed financing commitment letter.

At a telephonic meeting of the Board of Trustees on September 11, 2006, at which our legal and financial advisors were present, the board met to discuss the proposals received. In addition, the board further discussed with our financial advisor various possible strategic alternatives, including continuing to implement the Company’s strategic growth plan, selling all or part of the Company’s properties, a recapitalization and a merger. The board and our legal and financial advisors reviewed the three proposals received and our legal advisor reviewed the principal terms of the respective draft merger agreements and the relevant favorable and unfavorable aspects of each. Following such discussion, the board determined to extend the final bid deadline by an additional week in the hope that the additional time might be helpful in persuading Bidder B to assume more risk with respect to the possibility of GEO’s assertion of a right of first refusal and in inducing both Bidder B and GEO to raise their per share offer prices.

On September 12 and 13, the board’s message was conveyed to Bidder B, GEO and their respective counsel and advisors. By letter dated September 13, 2006, GEO further revised its offer price to $30.00 per share (non-inclusive of prorated regular quarterly dividends through the closing date), stating that this was its best and final offer. In further calls that week, GEO and its representatives informed us that GEO was unwilling under any circumstances to raise its per share cash offer price. On September 14, we were notified that Bidder B was withdrawing from the process, as it was unable to both raise its per share cash offer price and assume substantially all of the risk on a possible future assertion by GEO of a right of first refusal.

In light of these discussions with GEO and Bidder B, and recognizing the risk inherent in delaying the process further, a meeting of the Board of Trustees was called for 8:30 a.m. on September 19, 2006. In the interim, Goodwin Procter met telephonically with Bidder A’s counsel and resolved all outstanding issues on the draft merger agreement, which provided for the assumption by Bidder A of substantially all of the risk associated with any future assertions by GEO of a right of first refusal.

Late on the evening of September 18, 2006, a revised offer letter was received from GEO. In the letter, GEO increased its cash offer to $31.00 per share and indicated its willingness to also pay prorated regular quarterly dividends through the closing date. GEO’s letter also stated that GEO believed that the right of first refusal under the master lease between it and the Company’s operating partnership was applicable to any sale of the Company to a third party and that GEO “was prepared to take any legal action necessary” to enforce its asserted rights. In closing, the letter noted that in the event mutual agreement could not be reached on an acquisition by GEO of the Company, GEO proposed acquiring only those assets of the Company leased to GEO.

At 11:00 p.m. that evening, GEO and its legal and financial advisors met telephonically with our legal and financial advisors to discuss GEO’s revised proposal. GEO was informed that its offer price was still lower than that of the high bidder and that GEO’s offer was incomplete given that it was not accompanied by an executed debt financing commitment letter or a form of definitive merger agreement that had been agreed to between the parties. GEO and its representatives firmly stated GEO’s belief that its right of first refusal was applicable to any sale of the Company to a third party. Goodwin Procter advised GEO and its representatives that the Company, in consultation with counsel, believed that the right of first refusal did not apply to a sale of the Company as a whole and that, moreover, the draft merger agreement negotiated with the high bidder shifted substantially all of the risk on that subject to the bidder. As a result, for GEO to be competitive in the process, GEO was advised it would at a minimum need to increase its offer price per share and submit an executed financing commitment letter for the board’s review. We did not share with GEO the draft merger agreement we had negotiated with Bidder A or inform GEO of the price per share offered by Bidder A.

At approximately 7:30 a.m. the next morning, September 19, 2006, we were advised by GEO that it was raising its offer price to $31.25 per share, inclusive of prorated regular quarterly dividends through closing, and that a revised offer letter and executed financing commitment letter would be forwarded later that morning. Bidder A was subsequently informed that it was no longer the high bidder and that the Board of Trustees was convening imminently to consider the final bids.

The Board of Trustees convened in person at 8:30 a.m. and our legal and financial advisors updated the board on the events of the previous night and early morning. GEO’s revised offer letter, along with an executed financing commitment letter was received by the board at approximately 12:45 p.m. The board discussed at length the terms of the two proposed transactions and various considerations with respect to each. At the instruction of the board, the Company’s legal and financial advisors notified both GEO and Bidder A that best and final offers were expected to be delivered to the board as soon as possible that same day and that the board would not consider offers submitted at a later date. To ensure accurate disclosure, Bidder A and its counsel were also advised that GEO had formally asserted its right of first refusal with respect to the possible acquisition of the Company by a third party.

Subsequently, Bidder A indicated that, as its absolute final bid, it would raise its offer price on a variable basis to $0.10 per share higher than that of GEO’s most current offer, up to an absolute maximum of $31.60 per share, plus the prorated regular quarterly dividends through closing. GEO subsequently indicated that its best and final offer was $32.00 per share, plus the prorated regular quarterly dividends through closing. GEO further indicated that it was prepared to sign a merger agreement substantially in the form that had been negotiated with Bidder A.

The board then discussed and considered a variety of factors relating to GEO’s and Bidder A’s best and final offers, including the fact that the offers were the result of an extensive and formal strategic review process, were at a premium to the Company’s then-current trading price and provided for the payment of a stub period dividend to shareholders. After discussion of these factors and review of the proposed transactions and various other considerations, the board determined that it was in the best interest of the Company’s shareholders to pursue a transaction with GEO.

The board instructed Goodwin Procter to complete all negotiations and finalize a form of merger agreement with GEO as soon as possible, which was subsequently finalized and executed by GEO. Goodwin Procter then reviewed the terms of the proposed merger agreement with the board and reviewed the board’s fiduciary duties under applicable law. Also at the meeting, Citigroup reviewed with the board its financial analysis of the merger consideration of $32.00 per share and rendered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated September 19, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock. Members of the board were asked if they had each received all of the information they believed was necessary to consider and vote on the proposed transaction and they each indicated that they had.

The Board of Trustees then unanimously approved the proposed merger, the draft merger agreement and the other transactions contemplated by the agreement and, upon the board’s instruction, the draft agreement was executed by the Company, and countersigned by GEO and its acquisition subsidiary. We issued a press release announcing the transaction prior to the opening of U.S. financial markets on September 20, 2006.

Reasons for the Merger and Recommendation of Our Board of Trustees

At a special meeting held on September 19, 2006, our Board of Trustees, after due consideration, unanimously determined that it was advisable, fair to and in the best interests of the Company and our shareholders to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement. The Board of Trustees unanimously also recommended that holders of our common stock vote for the approval of the Merger Agreement.

In its evaluation of the Merger Agreement, the Board of Trustees consulted with management and its legal and financial advisors. These consultations included discussions regarding our strategic growth plan, the historical prices of our capital stock, our past and current business operations and financial condition, our future prospects, the potential merger transaction with GEO and other strategic alternatives.

The Board of Trustees identified and considered a number of positive factors in its deliberations, including:

•	Merger Consideration—the merger consideration of $32.00 per share of our common stock represents a significant premium to historic trading prices, including a premium of 13% over the closing price of our common stock on the day immediately preceding the date on which the Merger was announced, a premium of 14% over the average closing price of our common stock during the 30-day period preceding the date on which the Merger was announced, and a premium of 22% over the average closing price of our common stock during the three-month period preceding the date on which the Merger was announced;

•	Broad Solicitation of Prospective Bidders—the process undertaken by the Company to solicit third-party offers to acquire the Company was broad and rigorous and a significant number of private and publicly traded bidders were solicited;

•	No Time Discount—the merger consideration of $32.00 per share represents an immediate liquid value per share to our shareholders in excess of what might otherwise take several years to attain through implementation of our operating and strategic plans, which also would be accompanied by inherent implementation risks;

•	All Cash—the fact that the merger consideration will be all cash, which provides certainty of value to holders of our common stock, as compared to a transaction in which shareholders would receive non-cash consideration, such as stock;

•	Opinion of Our Financial Advisor—the opinion dated September 19, 2006 of Citigroup, including its financial presentation dated such date, to our Board of Trustees as to the fairness, from a financial point of view and as of the date of the opinion, of the $32.00 per share merger consideration to be received by holders of our common stock, as more fully described below under the caption “Opinion of Our Financial Advisor;”

•	No Financing Contingency—the Merger Agreement contains no condition or contingency relating to GEO’s ability and obligation to secure financing for the Merger. Prior to signing the Merger Agreement, GEO delivered an executed copy of a commitment letter from a reputable lender for debt financing in an amount sufficient to permit GEO to satisfy all of its payment obligations under the Merger Agreement;

•	Current Valuations and Alternatives—the Merger eliminates the risks and uncertainties associated with our pursuit of other strategic options available to us, including remaining independent and continuing to implement our strategic growth strategy. Moreover, our Board of Trustees considered the fact that the REIT industry in general and our Company in particular are presently being valued at very favorable funds-from-operation multiples, which may or may not be sustained over time. In considering whether to approve the Merger Agreement, the Board of Trustees noted that if these multiples contract over the next 3-5 years, our share price could decrease even if we successfully implemented our strategic growth plan;

•	Avoidance of Uncertainty of Lease Renewals—consummation of the Merger would eliminate the risk of GEO’s non-renewal of one or more of its facility leases with us coming due in 2008, 2009 and 2010;

•	Avoidance of Protracted Contractual Disputes—the Merger eliminates the risk of protracted contractual disputes or potential litigation between our Company and GEO relating to the Right to Purchase Agreement and the Master Agreement to Lease between GEO and CPT’s operating partnership, which in large part govern the business relationship between GEO and CPT;

•	Continuing Access to Capital—the Merger eliminates risks relating to our ability to access capital at competitive rates. In light of the perceived risk of GEO’s non-renewal of one or more of its facility leases with us coming due in 2008, 2009 and 2010, our access to capital to fund our existing facilities, in addition to the acquisition, expansion and development of new facilities, had become more difficult.

•	Subject to Shareholder Approval—the Merger Agreement permits our shareholders to ultimately reject the Merger for any reason, including, for instance, if a higher offer were to be made prior to the Special Meeting (although we would be required to pay a termination fee under these circumstances);

•	Ability to Accept a Superior Proposal—the Merger Agreement does not restrict us from furnishing information to, and conducting negotiations with, a third party making an unsolicited acquisition proposal, nor does it restrict our Board of Trustees from considering and accepting a superior proposal to comply with its fiduciary duties to our shareholders (although we would be required to pay a termination fee under these circumstances);

Our Board of Trustees also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including:

•	Independent Company—we would no longer exist as an independent company and our common shareholders would no longer participate in its growth;

•	Taxable Transaction—gains from an all-cash transaction would be taxable to our shareholders for United States federal income tax purposes;

•	Restrictive Covenants—the Merger Agreement imposes significant restrictions on the operation of the Company and its subsidiaries’ businesses during the period between the signing of the Merger Agreement and the completion of the Merger;

•	Consummation—there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger might not be completed even if approved by our shareholders (see “—Conditions to the Merger” on page 36) or might be significantly delayed;

•	Costs and Expenses—if the Merger is not consummated, we would have incurred significant expenses and our employees would have expended extensive efforts to attempt to complete the transaction and would have experienced significant distractions from their work, and as a result, we might experience adverse effects on our operating results, ability to attract or retain employees, and our general competitive position; and

•	No Solicitation; Termination Fee—under the terms of the Merger Agreement, we are not permitted to solicit other acquisition proposals and would have to pay GEO a termination fee if the Merger Agreement were terminated due to our acceptance of an unsolicited third-party proposal, which might deter others from proposing an alternative transaction that might be more advantageous to our shareholders;

After taking into account all of the factors set forth above, as well as others, including the personal interests of our trustees and executive officers as described more fully under “—Interests of Our Trustees and Executive Officers in the Merger” on page 21 our Board of Trustees agreed that the benefits of the Merger outweighed the risks and that the Merger Agreement and the Merger were advisable, fair to and in the best interests of the Company and its shareholders.

Although the foregoing discussion sets forth the material factors considered by our Board of Trustees in reaching its recommendation, it may not include all of the factors considered by our trustees, and individual trustees may have given different weight to different factors. The Board of Trustees reached its conclusion to approve and recommend the Merger Agreement in light of the various factors described above and other factors that each member of our Board of Trustees, given their expertise and experience, felt were appropriate. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board of Trustees did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board of Trustees made its recommendation based on the totality of information presented to, and the investigation conducted by, the Board of Trustees.

Our Board of Trustees unanimously recommends that our shareholders vote “FOR” the approval of the Merger Agreement.

Opinion of our Financial Advisor

The Company has retained Citigroup as its financial advisor in connection with the proposed Merger. In connection with this engagement, the Company requested that Citigroup evaluate the fairness, from a financial point of view, of the $32.00 per share merger consideration to be received by holders of CPT’s common stock. On September 19, 2006, at a meeting of the Company’s Board of Trustees held to evaluate the Merger, Citigroup rendered to the Board of Trustees an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of CPT’s common stock.

The full text of Citigroup’s written opinion, dated September 19, 2006, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated into this Proxy Statement by reference. Citigroup’s opinion was provided to our Board of Trustees in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by holders of CPT’s common stock. Citigroup’s opinion does not address any other aspects or implications of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

In arriving at its opinion, Citigroup:

•	reviewed the Merger Agreement;

•	held discussions with certain senior officers, trustees and other representatives and advisors of the Company and certain senior officers and other representatives of GEO concerning CPT’s business, operations and prospects;

•	examined certain publicly available business and financial information relating to the Company;

•	examined certain financial forecasts and other information and data relating to the Company, including certain adjustments to the financial forecasts and other information reflecting alternative business scenarios, which were provided to or otherwise discussed with Citigroup by CPT’s management;

•	reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of CPT’s common stock, historical and projected earnings and other operating data of CPT and its capitalization and financial condition;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of the Company; and

•	conducted other analyses and examinations and considered other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and on the assurances of CPT’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by CPT’s management, and Citigroup assumed, with CPT’s consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of CPT’s management as to the Company’s future financial performance under the alternative business scenarios reflected in the forecasts. Citigroup assumed, with CPT’s consent, that the proposed Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Merger. Citigroup was advised by CPT’s management, and Citigroup assumed, with the Company’s consent, that the Company has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT. In connection with Citigroup’s engagement and at the direction of CPT, Citigroup was requested to approach, and Citigroup held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company.

Citigroup did not make and, with the exception of certain third party appraisals of the Company’s properties, Citigroup was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Company and Citigroup did not make any physical inspection of the Company’s properties or assets. Citigroup’s opinion does not address any terms or other aspects or implications of the Merger (other than the merger consideration to the extent expressly specified in the opinion). Citigroup expressed no view as to, and its opinion does not address, the Company’s underlying business decision to effect the proposed Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. Except as described above, the Company imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company or business used in those analyses as a comparison is identical or directly comparable to the Company, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the Merger was determined through negotiations between the Company and GEO and the decision to enter into the Merger Agreement was solely that of the Company’s Board of Trustees. Citigroup’s opinion was only one of many factors considered by the Company’s Board of Trustees in its evaluation of the Merger and should not be viewed as determinative of the views of the Company’s Board of Trustees or management with respect to the Merger or the merger consideration.

The following is a summary of the material financial analyses presented to the Company’s Board of Trustees in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Net Asset Valuation.

Citigroup performed a net asset valuation of the Company based on the estimated aggregate value of CPT’s income-producing properties and other assets. The estimated value of CPT’s income-producing properties was calculated by applying a range of capitalization rates of 9.5% to 10.5% to CPT’s fiscal year 2006 estimated cash rental income of such properties based on internal estimates of CPT’s management. Other asset values were calculated as follows:

•	in the case of development properties, by applying a 1.0x to 1.3x multiple to the book value of such properties; and

•	in the case of other assets and liabilities, based on book values of such assets and internal estimates of CPT’s management.

This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for CPT	Merger Consideration
$25.36 - $28.71	$32.00

Selected Companies Analysis.

Citigroup reviewed financial and stock market information and public market trading multiples of the Company and the following 10 selected publicly traded triple net lease REITs:

• American Financial Realty Trust	• Lexington Corporate Properties Trust
• Capital Lease Funding, Inc.	• National Retail Properties, Inc.
• Entertainment Properties Trust	• One Liberty Properties, Inc.
• Getty Realty Corp.	• Spirit Finance Corporation
• Government Properties Trust, Inc.	• Trustreet Properties, Inc.

Citigroup reviewed, among other things, equity values of the selected REITs, based on closing stock prices on September 19, 2006, as a multiple of calendar years 2006 and 2007 estimated funds from operations, or FFO, per share. Citigroup then applied a range of selected multiples of calendar years 2006 and 2007 estimated FFO per share derived from the selected REITs to corresponding data of the Company. Estimated financial data of the selected REITs were based on publicly available research analysts’ estimates and other publicly available information. Estimated financial data for the Company were based on internal estimates of CPT’s management. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for CPT	Merger Consideration
$23.36 - $28.04	$32.00

Discounted Cash Flow Analysis.

Citigroup performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate for the second half of fiscal year 2006 through fiscal year 2017 based on financial data relating to the Company prepared by CPT’s management under three alternative business scenarios, referred to as a “base case,” an “adjusted case I” and “adjusted case II.” The three cases reflected, among other things, varying assumptions of CPT’s management as to certain of CPT’s existing leases with GEO upon expiration of such leases, with the base case reflecting a weighted average lease renewal rate of 4.0%; the adjusted case I reflecting a higher weighted average lease renewal rate; and the adjusted case II reflecting a negative weighted average lease renewal rate, vacancy periods of two to four years for certain facilities and related carrying costs for such facilities during such vacancy periods. Estimated terminal values for the Company were calculated by applying to CPT’s fiscal year 2017 estimated rental income a range of capitalization rates of 10.25% to 10.75%. The cash flows and terminal values were discounted to present value using discount rates ranging from 9.0% to 11.0%. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for CPT			Merger Consideration
Base Case	Adjusted Case I	Adjusted Case II
$28.13 - $33.87	$29.13 - $35.05	$20.32 - $24.78	$32.00

Dividend Discount Analysis.

Citigroup performed a dividend discount analysis of the Company to calculate the estimated net present value of distributable cash flow that the Company could generate over calendar years 2007 through 2009 based on internal estimates of the CPT’s management. Terminal value ranges for the Company were calculated by applying a range of terminal forward FFO per share multiples of 10.0x to 11.0x to CPT’s calendar year 2010 estimated FFO per share. Distributable cash flows and terminal values were then discounted to present values using a range of discount rates of 9.0% to 11.0%. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for CPT	Merger Consideration
$27.16 - $30.94	$32.00

Miscellaneous.

Under the terms of Citigroup’s engagement, the Company has agreed to pay Citigroup for its financial advisory services in connection with the Merger an aggregate fee of approximately $3.7 million, a portion of which was payable during the engagement and in connection with the delivery of its opinion and a significant portion of which is contingent upon the consummation of the Merger. The Company also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of CPT and GEO for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with CPT, GEO and their respective affiliates.

The Company selected Citigroup as its financial advisor in connection with the proposed Merger based on Citigroup’s reputation and experience generally and specifically in the REIT industry. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Our Trustees and Executive Officers in the Merger

In addition to their interests in the Merger as shareholders, certain of our trustees and executive officers have interests in the Merger that differ from, or are in addition to, the interests of our shareholders generally. Our Board of Trustees was aware of these interests and considered them, among other matters, in approving the Merger Agreement. As described in detail below, these interests of our officers and trustees consist of consideration for outstanding, fully-vested options, restricted stock and deferred share awards granted between 1998 and 2006 under long term incentive programs, and payments under pre-existing employment agreements.

In addition, when the Board of Trustees determined to authorize a strategic alternatives exploratory process with respect to the Company, as more fully described above under “—Background of the Merger”, the compensation committee of the Board of Trustees discussed severance and compensation arrangements for executive officers and adopted amendments to documents affecting some of these arrangements. At a July 27, 2006 meeting of the compensation committee, the committee noted that under the then-current executive employment agreements, severance payments payable to certain members of senior management upon a change of control of the Company would be meaningfully reduced due to the imposition of excise taxes pursuant to applicable Internal Revenue Code provisions. In addition, the committee noted that the current executive employment agreements were not structured to ensure compliance with Internal Revenue Code Section 409A relating to the timing of payment of benefits payable following a termination of employment. The committee also discussed the discrepancy that existed under the terms of the employment agreements that provided that executives were entitled to payment of pro rata bonus amounts upon termination without cause or for good reason but not upon a change in control of the Company, nor was bonus included in the calculation of severance. In consultation with counsel, the committee acknowledged that provisions providing for tax gross-up, Section 409A compliance, pro rata bonus payments and inclusion of bonus in calculation of severance were customary among publicly-traded REITs, particularly in the context of a strategic alternatives exploration process, and adopted amendments incorporating these provisions into the relevant employment agreements.

Likewise, the committee adopted amendments providing for the accelerated vesting of all equity awards granted to executives upon a change in control, unless otherwise provided in the relevant equity award agreement. These and other interests of our trustees and executive officers are discussed in detail below.

Stock Options. Certain executive officers and trustees of our company hold options to purchase shares of our common stock and all of these options are presently vested and exercisable. At the effective time of the Merger, each outstanding option will be canceled, and the holder of each option will be entitled to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of our common stock subject to each option, multiplied by (ii) the excess of $32.00 over the exercise price per share of the relevant option. If the result of this calculation is zero, the option will be cancelled and no payment will be made. Our officers and trustees will receive approximately the cash payments indicated below in settlement of options (less any applicable withholding taxes and assuming no exercise of options prior to the effective time of the Merger):

	Number of Options	Weighted Average Strike Price	Net Payment
Executive Officers
Charles R. Jones*	169,000	$19.3408	$2,139,400
David J. Obernesser	25,000	$18.1480	$346,300
Trustees
Clarence E. Anthony	15,000	$17.1413	$222,880
James D. Motta	15,000	$17.1413	$222,880
Richard R. Wackenhut	10,000	$15.7120	$162,880
Robert R. Veach	15,000	$17.1413	$222,880

*	Also a trustee.

Employment Agreements. Our employment agreements with each of Charles R. Jones, our chief executive officer, and David J. Obernesser, our chief financial officer, each as last amended on July 27, 2006, provide, in relevant part, that in the event the executive is terminated by the Company without “cause” or if the executive terminates employment for “good reason” (each as defined in the relevant employment agreement), in either case within one year of a change in control of the Company, then the executive shall be entitled to receive (1) any unpaid base salary through the effective date of termination, (2) any unpaid bonuses for any year prior to the year of termination and pro rata bonuses for the year of termination, and (3) a lump sum payment equal to (in the case of Mr. Jones) three times the sum of the executive’s then current base salary and average cash bonus for the three calendar years preceding the date of the change in control, or a lump sum payment equal to (in the case of Mr. Obernesser) base salary payable through April 30, 2009. The agreements also provide that in the event of termination associated with a change in control, the executive would not be subject to any non-compete provisions and that all equity awards granted to the executive would vest immediately, unless otherwise provided in the relevant equity award agreement.

If total compensation payable under the employment agreement would cause the executive to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreements further provide that the executive will be entitled to receive a tax gross-up payment such that the amount retained by the executive, net of the excise tax and all other taxes on the gross-up payment, will equal the full amount of benefits payable under the employment agreement.

In addition, the agreements ensure compliance with Internal Revenue Code Section 409A by modifying the timing of payment of benefits payable following a termination of employment. If at the time of termination, the executive is a “specified employee” (within the meaning of Section 409A) and the Company notifies the executive that the deferral of the commencement of any severance benefits is necessary in order to comply with Section 409A, the Company will defer the commencement of the severance benefits by at least six months after the termination and any severance benefits so deferred will earn interest as of the date of termination. Any severance benefits that would have been paid during such six-month period but for the deferral under Section 409A will be paid in a lump sum to the executive six months and one day after the date of termination.

Pursuant to the employment agreements described above, and assuming that the Merger is completed on or about December 19, 2006, the following severance and estimated bonus payments will be made (subject to gross-up payments for applicable excise taxes, as noted above) at the effective time of the Merger:

Executive Officer	Severance	Bonus
Charles R. Jones	$1,617,000	$258,000
David J. Obernesser	$416,598	$110,000

Restricted Stock Awards. Our executive officers participating in our 1998 Employee Share Incentive Plan and Amended and Restated 2002 Stock Plan were granted restricted stock in 2004, 2005 and 2006. Each restricted stock granted under the 1998 Employee Share Incentive Plan vests immediately as to one fourth of the total and vests one fourth on each of the first, second, and third anniversary of the grant date. Each restricted stock granted under the Amended and Restated 2002 Stock Plan vests as to one fourth of the total on each of the first, second, third and fourth anniversary of the grant date. At the effective time of the Merger, all restricted stock grants will become fully vested. Pursuant to the Merger Agreement, all outstanding shares of restricted stock under the plan will be treated as outstanding common shares, holders of which will be entitled to receive the merger consideration.

Payments to be made with respect to the restricted stock awards upon the effective time of the Merger are set forth below (non-inclusive of any prorated quarterly dividends):

Executive Officer	Restricted Shares	Merger Consideration
Charles R. Jones	5,000	$160,000
David J. Obernesser	3,050	$97,600

Deferred Shares. Charles R. Jones, our chief executive officer, also received deferred shares in each of 2003, 2005 and 2006 pursuant to our Deferred Share Long-Term Loyalty Agreement, as last amended on July 27, 2006. Distributions are paid on the outstanding deferred shares equal to any dividends paid on the common shares outstanding. The deferred share program agreement provides for immediate vesting and delivery of all shares previously granted under the agreement upon a change in control and the subsequent termination of the agreement upon such delivery of shares to the executive.

Payments to be made with respect to the deferred shares at the effective time of the Merger are set forth below (non-inclusive of any prorated quarterly dividends):

Executive Officer	Deferred Shares	Long-Term Incentive Plan*
Charles R. Jones	8,500	$272,000

Indemnification. Under the Merger Agreement, at the effective time of the Merger, the surviving entity will, for six years following the Merger, indemnify our current trustees and officers against claims based on, arising from, or pertaining to, their relationship with us or the negotiation, execution or performance of the Merger Agreement. In addition, after the effective time of the Merger, Parent and MergerCo will be obligated to promptly pay and advance reasonable expenses and costs incurred by each of these persons as they become due and payable in advance of the final disposition of any claim, action, suit, proceeding or investigation to the full extent and in the manner permitted by law. The Merger Agreement requires that, for six years following the effective time of the Merger, Parent and MergerCo maintain the current coverage under the director and officer liability insurance policy or a substantially equivalent policy. The governing documents of MergerCo will require it to exculpate and indemnify our current trustees and officers to the extent provided in our current charter and bylaws. For a more complete discussion of these ongoing indemnification provisions, please see “—Indemnification of Officers and Trustees” below.

Delisting and Deregistration of Capital Stock

If the Merger Agreement is approved by our shareholders and the other conditions to the closing of the Merger are either satisfied or waived, CentraCore Properties Trust will be merged with and into GEO Acquisition II, Inc., which will be the surviving corporation. When the Merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of The GEO Group, Inc. Accordingly, if the Merger is completed our common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to in this Proxy Statement as the Exchange Act) at the effective time of the Merger.

Effect of the Merger on Our Capital Stock and Options

Company Common Stock

At the effective time of the Merger, each share of our common stock issued and outstanding (other than treasury shares, which will be canceled without conversion or consideration) will be converted into the right to receive $32.00 per share in cash, without interest, plus an amount equal to a quarterly dividend of $0.46 per share, prorated for the number of days between the last day of the last quarter for which full quarterly dividends on the Company’s common stock have been declared and paid and the closing date (including the closing date). If the Merger Agreement is approved by shareholders at the Special Meeting, we currently estimate that the Merger will be effected on December 19, 2006, which would result in a prorated dividend for the fourth quarter of 2006 of $0.40 per share. If the Merger is effected earlier than December 19, 2006, the prorated dividend amount would be reduced accordingly.

After the effective time of the Merger, each of our outstanding stock certificates representing shares of common stock will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Company Stock Options

At the effective time of the Merger, each outstanding option to acquire our common stock will be canceled and the holder of each option will be entitled to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by

•	the excess of $32.00, if any, over the exercise price per share of common stock subject to such option.

If the exercise price per share of any stock option is equal to or greater than $32.00 per share, the option will be cancelled without any cash payment being made in respect thereof.

Restricted Stock; Deferred Shares

Certain of our executive officers hold restricted shares and deferred shares that will vest in full immediately prior to the effective time of the Merger and will be treated as common shares outstanding entitled to receipt of the merger consideration. For a more complete discussion of these awards, please see “—Interests of our Trustees and Executive Officers in the Merger” above.

Procedures for Exchange of Common Stock Certificates

We have appointed                         as the paying agent for the purpose of exchanging certificates representing our shares of common stock for the merger consideration. On or prior to the closing date of the proposed Merger, Parent will deposit with the paying agent funds sufficient to pay the aggregate merger consideration to each holder of shares of our common stock and stock options.

As soon as possible after the effective time of the Merger (but in any event within three (3) business days), Parent and MergerCo will cause the paying agent to mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not send in your certificates until you receive the letter of transmittal and instructions from the paying agent following the closing of the Merger. Do not return your stock certificates with the enclosed proxy card.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents that the paying agent may reasonably require. After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the paying agent, the paying agent will mail a check to you. The stock certificates you surrender will be canceled. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the Parent that such taxes have been paid or are not applicable. If you hold your shares of common stock in “street name,” your bank or broker will surrender your shares for cancellation following the completion of the Merger.

If your stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact and upon posting of a bond to the satisfaction of Parent and paying agent, the paying agent will issue the merger consideration to you in cash in exchange for your lost, stolen, or destroyed stock certificates.

Any merger consideration held by the paying agent that remains undistributed to the former shareholders for twelve (12) months or longer after the effective time of the Merger will be delivered to Parent, and any former holder of common stock or stock options who has not already complied with the surrender and exchange procedures may thereafter look only to Parent for payment of a claim for merger consideration.

None of the Parent, MergerCo, the Surviving Corporation, the Company or paying agent, or any employee, officer, director, trustee, agent or affiliate thereof, will be liable to any former holder of common stock or stock options for any cash delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

Financing; Sales of Assets

Approximately $356.1 million will be required to provide the aggregate consideration for our shares of common stock, options and deferred shares pursuant to the Merger Agreement. In addition, total existing debt outstanding, as of October 23, 2006, that will need to be repaid or assumed at closing of the Merger was approximately $31.3 million. The Merger is not conditioned upon GEO or its designated subsidiary obtaining the requisite financing. GEO has represented to us that at the closing of the Merger it will have cash reserves and/or borrowing capacity sufficient in the aggregate to pay the total merger consideration, option merger consideration and all other payments contemplated by the Merger Agreement. In connection with the execution and delivery of the Merger Agreement, GEO also obtained a commitment letter from a reputable national lender to provide debt financing in an amount sufficient to satisfy all of GEO’s payment obligations under the Merger Agreement.

GEO has informed us that it may seek to sell or otherwise dispose, contemporaneously with, or soon after, the consummation of the Merger, of some or all of our assets that are not currently leased to GEO (subject to any rights of third party lessees), including business development opportunities that GEO may not pursue following the Merger. Any sales or other disposals of these assets will be conducted by GEO at its sole discretion and for its own benefit, and will in all cases be contingent upon consummation of the Merger and receipt of the full merger consideration for the benefit of our shareholders.

No Appraisal Rights

No dissenters’ or appraisal rights are available in connection with the Merger or any of the transactions contemplated by the Merger Agreement. Maryland law does not provide for dissenters’ or appraisal rights because our common shares are listed on the New York Stock Exchange.

Litigation Relating to the Merger

We are aware of one purported class action lawsuit related to the Merger filed against us and each of our trustees in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida. The lawsuit, John Fayant et al v. CentraCore Properties Trust et al., Case No. 50 2006CA 010623XXXXMB(AJ), filed on October 11, 2006, alleges, among other things, that the merger consideration to be paid to our shareholders in the Merger is unfair and inadequate and unfairly favors insiders. In addition, the complaint alleges that our trustees violated their fiduciary duties by, among other things, failing to take all reasonable steps to assure the maximization of shareholder value, including the implementation of a bidding mechanism to foster a fair auction of our company to the highest bidder or the exploration of strategic alternatives that will return greater or equivalent short-term value to our shareholders. The complaint seeks, among other relief, certification of the lawsuit as a class action, a declaration that the Merger Agreement is unlawful and unenforceable, an injunction preventing the Merger Agreement to proceed, an injunction preventing completion of the Merger until we implement procedures to obtain the highest possible price for our company, direction to our trustees to exercise their fiduciary duties to obtain a transaction in the best interests of shareholders, compensatory damages to the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper. Additional lawsuits pertaining to the Merger could be filed in the future.

Regulatory Matters

No material federal or state regulatory requirements must be complied with or approvals obtained in connection with the Merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a general summary of the material federal income tax considerations that you should take into account in determining whether to vote for or against the Merger Agreement. This summary is based upon interpretations of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial decisions and administrative rulings as of the date of this Proxy Statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all federal income tax considerations, or any state, local or foreign tax consequences of the Merger. Your tax treatment may vary depending upon your particular situation. Also, this discussion does not address various tax rules that may apply if you are a shareholder subject to special treatment under the Internal Revenue Code, such as a dealer, financial institution, insurance company, tax-exempt entity, U.S. expatriate, non-U.S. shareholder (except as discussed below), a person who holds common shares as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion” transaction, a person that has a functional currency other than the U.S. dollar, a person who is subject to the alternative minimum tax, an investor in a pass-through entity, or if you do not hold our common shares as a capital asset.

A U.S. shareholder is a U.S. citizen or resident alien individual as defined in the Internal Revenue Code, a domestic corporation or entity that has elected to be treated as a domestic corporation for federal income tax purposes, an estate the income from which is includable in its gross income for federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all of the substantial decisions of the trust.

A non-U.S. shareholder is any shareholder that is not a U.S. shareholder.

THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

Consequences to Us of the Merger. We will treat the Merger as if we had sold all of our assets to MergerCo in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our shareholders in exchange for shares of our common stock.

Consequences to You of the Merger—U.S. Shareholders. The Merger will be treated as a taxable sale by you of your shares of our common stock in exchange for the merger consideration. As a result, if you are a U.S. shareholder, you will recognize capital gain or loss with respect to your shares, measured by the difference between your adjusted tax basis in the shares exchanged and the amount of cash received for those shares. Your gain or loss will constitute long-term capital gain or loss if you held your shares for more than one year as of the effective time of the Merger. However a shareholder who has held our shares for six months or less at the effective time of the Merger, taking into account certain modified holding period rules, and who recognizes a loss with respect to that stock will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us, or such shareholder’s share of any designated retained capital gains, with respect to those shares. In addition, the Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate shareholders, to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

If you hold blocks of shares which were acquired separately at different times and/or prices, you must calculate separately your gain or loss for each block of shares. Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability.

Consequences to You of the Merger—Non-U.S. Shareholders. If you are a non-U.S. shareholder, generally you will recognize capital gain or loss with respect to your shares of our common stock calculated in the same manner as for U.S. shareholders above. The manner in which you will be subject to tax on your capital gain or loss is complex and will depend on various factors, including the treatment of the Merger for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. In particular, the consequences to non-U.S. shareholders will depend on whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing sales of REIT shares, consistent with the treatment of the Merger as a sale of shares for purposes of determining the tax consequences to U.S. shareholders, or whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for federal income tax purposes, the Merger will be treated as a sale of our assets followed by a liquidating distribution from us to our shareholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. shareholders, and non-U.S. shareholders should consult with their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares. Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the Merger is treated as a taxable sale of shares, then you should not be subject to federal income taxation on any gain or loss from the Merger unless (a) the gain is effectively connected with a trade or business that you conduct in the United States, (b) you are an individual who has been present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are satisfied, or (c) your shares constitute a “U.S. real property interest” under FIRPTA.

If your gain is effectively connected with a U.S. trade or business, then you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. shareholders. In addition, if you are a non-U.S. corporation, you may be subject to the 30% branch profits tax.

If you are an individual non-U.S. shareholder and have been present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains. In addition, non-U.S. shareholders may be subject to applicable alternative minimum taxes.

If your shares constitute a “U.S. real property interest” under FIRPTA, you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. shareholders. In addition, if you are a non-U.S. corporation, you may be subject to the 30% branch profits tax. Your shares generally will constitute a “U.S. real property interest” if (a) we are not a “domestically-controlled qualified investment entity” at the effective time of the Merger, and (b) you hold more than 5% of the total fair market value of our shares at any time during the shorter of (x) the five-year period ending with the effective date of the Merger and (y) your holding period for your shares. We will be a “domestically-controlled qualified investment entity” at the effective time of the Merger if non-U.S. shareholders held less than 50% of the value of our common stock at all times during the five-year period ending with the effective time of the Merger. No assurances can be given that the actual ownership of shares of our common stock has been or will be sufficient for us to qualify as a domestically-controlled qualified investment entity at the effective time of the Merger.

In addition, shares of our common stock will not constitute a U.S. real property interest if (i) as of the effective date of the Merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the Merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the Merger is not entirely clear. You should consult your own tax advisor regarding the possible FIRPTA tax consequences to you of the Merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the merger consideration will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA. It is possible, however, that the IRS may assert that the merger consideration received by a non-U.S. holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real property interests in the Merger and not as a sale or exchange of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to U.S. federal income tax on a net basis to the extent attributable to gain from the sale of our U.S. real property interests, and a corporate non-U.S. holder could be subject to an additional 30% branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. holder of our shares if (a) the deemed distribution is attributable to a class of our stock that is regularly traded on an established securities market located in the United States and (b) the non-U.S. holder does not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. If the 5% Exception were to apply to a non-U.S. holder, the FIRPTA tax would not apply, but there is a risk that the merger consideration could be treated as an ordinary dividend distribution from us, in which case the merger consideration the non-U.S. holder receives would be subject to U.S. federal income tax at a 30% rate. Non-U.S. holders are urged to consult with their own tax advisors as to the applicability of FIRPTA to them.

Income Tax Treaties. If you are eligible for treaty benefits under an income tax treaty with the United States, you may be able to reduce or eliminate certain of the federal income tax consequences discussed above, such as the branch profits tax. You should consult your tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA. As described above, it is unclear whether the receipt of the merger consideration will be treated as a sale or exchange of shares of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real property interests in the Merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of our U.S. real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception.

A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding. Under certain circumstances you may be subject to information reporting and backup withholding with respect to your merger consideration. Backup withholding generally will not apply if you are a corporation or other exempt entity, or you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS Form W-9 if you are a U.S. shareholder, or on the applicable IRS Form(s) W-8 if you are a non-U.S. shareholder, or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your federal income tax liability. You should consult your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

THE MERGER AGREEMENT

The terms of and conditions to the Merger are contained in the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A and incorporated in this document by reference. The following is a summary of the material terms of the Merger Agreement.

In addition, you should note that the representations and warranties made by the parties in the Merger Agreement are qualified and were used solely as a tool to allocate risks between the respective parties to the Merger Agreement. These representations and warranties may or may not be accurate as of any specific date and you should not rely on them as statements of fact.

Form of the Merger

If the conditions to the Merger are satisfied, CentraCore Properties Trust will be merged with and into MergerCo, with MergerCo continuing as the surviving corporation under Delaware law as a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of CentraCore Properties Trust common stock will be exchanged for the right to receive the merger consideration. The separate corporate existence of CentraCore Properties Trust will terminate at the effective time of the Merger and all of its properties, assets, rights, privileges, immunities, powers and franchises, and all of its debts, liabilities, and duties, will become those of MergerCo.

Following the Merger, the certificate of incorporation and bylaws of MergerCo will continue as the certificate of incorporation and bylaws of the surviving corporation and the directors and officers of MergerCo immediately prior to the Merger will be the directors and officers of MergerCo following the Merger.

Effective Time

The Merger will become effective on the later of the filing date of a certificate of merger with the Secretary of State of the State of Delaware and the filing date of the articles of merger with the State Department of Assessment and Taxation for the State of Maryland, or at such later time (not to exceed 90 days after the filing date) which Parent, MergerCo and the Company agree upon and as designated in the certificate of merger and articles of merger. If the Merger Agreement is approved by shareholders at the Special Meeting, we currently estimate that the Merger will be effected on or about December 19, 2006, assuming the satisfaction or waiver of all other conditions to effecting the Merger described below.

Merger Consideration; Dividends

Common Shareholders. At the effective time of the Merger, each share of our common stock issued and outstanding (other than treasury shares, which will be canceled without conversion or consideration) will be converted into the right to receive $32.00 per share in cash, without interest, plus an amount equal to a quarterly dividend of $0.46 per share, prorated for the number of days between the last day of the last quarter for which full quarterly dividends on the Company’s common stock have been declared and paid and the closing date (including the closing date). If the Merger Agreement is approved by shareholders at the Special Meeting, we currently estimate that the Merger will be effected on December 19, 2006, which would result in a prorated dividend for the fourth quarter of 2006 of $0.40 per share. If the Merger is effected earlier than December 19, 2006, the prorated dividend amount would be reduced accordingly.

After the effective time of the Merger, each of our outstanding stock certificates representing shares of common stock will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Options. At the effective time of the Merger, each outstanding option to purchase shares of our common stock will be canceled, and the holder of each option will be entitled to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of our common stock subject to each option, multiplied by (ii) the excess of $32.00, if any, over the exercise price per share of the relevant option. If the result of this calculation is zero, the option will be cancelled and no payment will be made.

Restricted Stock; Deferred Shares. Certain of our executive officers and key employees hold restricted shares and deferred shares that will vest in full immediately prior to the effective time of the Merger and will be treated as common shares outstanding entitled to receipt of the merger consideration. For a more complete discussion of these awards, please see “—Interests of Our Trustees and Executive Officers in the Merger” above.

Exchange of Stock Certificates

At least one business day prior to the effective date of the Merger, Parent will deposit in trust, for the benefit of the holders of our common shares, options and compensation plan awards, an amount of cash sufficient to pay the total merger consideration and option merger consideration with a reputable bank or trust company (the “paying agent”). Promptly following the effective time of the Merger (and within three business days), the paying agent will mail a letter of transmittal to each record holder of certificates representing our common shares containing, among other things, instructions as to the surrender of the share certificates in exchange for the merger consideration. Delivery of the share certificates will be effected, and risk of loss and title to the share certificates will pass, only upon proper delivery of the share certificate to the paying agent. You are urged not to surrender your share certificates until you receive a letter of transmittal and instructions.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Upon the surrender to the paying agent of your share certificate, together with a duly executed and properly completed letter of transmittal and any other required documents, and subject to any required withholding of taxes, you will be paid the merger consideration for each common share previously represented by your certificate, and the certificate will then be canceled. After the effective time of the Merger, certificates representing shares of our common stock will represent only the right to receive the merger consideration and options representing the right to acquire shares of our common stock will represent only the right to receive the option merger consideration.

No interest will be paid or accrued on the cash payable upon the surrender of your certificate. If payment is to be made to a holder other than the registered holder of the certificate surrendered, the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting the exchange must pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish that any tax has been paid or is not applicable.

After the effective time of the Merger, no transfers of certificates that previously represented our common shares will be permitted or recorded on our share ledger. If, after the effective time, certificates are presented to the Parent, MergerCo or the paying agent for payment, they will be canceled and exchanged for the merger consideration, without interest; however, no holder of a share certificate or option will have any greater rights against Parent or MergerCo than may be accorded to general creditors under applicable law. If certificates are lost, stolen or destroyed, the paying agent may require their holders to make an affidavit of that fact and the posting of a bond before it will pay out the merger consideration for the shares represented by the lost, stolen or destroyed certificates.

Representations and Warranties

The Merger Agreement contains customary representations and warranties given by us, Parent, and MergerCo that expire upon completion of the Merger as to, among other things:

•	existence, good standing and corporate power;

•	authorization and enforceability of the Merger Agreement;

•	required consents and approvals; and

•	payment to brokers and other fees.

In addition, the Merger Agreement contains representations and warranties by Parent as to, among other things, having sufficient funds at the effective time to pay the merger consideration and other amounts contemplated by the Merger Agreement.

The Merger Agreement also contains customary representations and warranties given by us that expire upon completion of the Merger as to, among other things:

•	our compliance with laws;

•	our capitalization;

•	our subsidiaries;

•	accuracy of our filings with the Securities and Exchange Commission;

•	pending or threatened litigation;

•	absence of certain changes since July 1, 2006;

•	tax matters and compliance with tax laws, including our qualification as a REIT;

•	our real properties and our leases;

•	our compliance with environmental matters;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	our Board of Trustees’ receipt of an opinion of our financial advisor;

•	matters relating to our material contracts and certain obligations; and

•	absence of undisclosed liabilities.

Material Adverse Effect. As described below, one of the conditions to the obligations of Parent and MergerCo to consummate the Merger is that our representations and warranties must be true and correct at the time made and at the closing date, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on the Company. The term “material adverse effect” is defined in the Merger Agreement as an event, effect or change which has a material adverse effect on the assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than events, effects or changes relating to:

•	changes in the economy or capital markets in general, including changes in interest or exchange rates;

•	changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and its subsidiaries conduct business;

•	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•	acts of war, sabotage or terrorism, or any escalation of any of these;

•	earthquakes, hurricanes or other natural disasters; and

•	declines in the trading price of our publicly traded securities or any failure to meet publicly announced revenue or earnings projections.

Covenants Under the Merger Agreement

Conduct of the Business Before the Merger. We have agreed that prior to the Merger, we and our subsidiaries will:

•	use commercially reasonable efforts to conduct our business in the usual, regular and ordinary course, consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our present business organization and keep available the services of our officers and employees.

In addition, we have agreed that prior to the Merger, we and our subsidiaries will not, without the prior written consent of Parent:

•	split, combine or reclassify any shares of our common stock;

•	declare, set aside or pay any dividend (other than regular quarterly dividends on common shares through the closing date and any distributions necessary to maintain our status as a REIT);

•	issue or sell any shares of our capital stock or securities convertible into shares of our capital stock (other than in connection with the exercise of options and the settlement of awards under management compensation plans);

•	purchase or sell real property, acquire, sell, encumber, transfer or dispose of assets outside the ordinary course of business which are material to us or our subsidiaries (other than pursuant to obligations existing as of the date the Merger Agreement was signed);

•	incur any indebtedness, guarantee any indebtedness of a third party, issue or sell debt securities, or make any loans (other than in the ordinary course of business pursuant to credit facilities or other arrangements in existence as of the date of the Merger Agreement);

•	pay any claims, liabilities, or obligations (other than in the ordinary course of business consistent with past practice and pursuant to mandatory payments under credit facilities in existence as of the date of the Merger Agreement);

•	enter into any new lease; terminate, modify or amend any facility lease; terminate or grant any reciprocal easement; or enter into a sublease or assignment of any facility lease;

•	change any accounting principles or practices (other than required by GAAP);

•	adopt or terminate any agreement between us and one of our directors , trustees, and officers or increase the compensation or benefits of any non-executive officer or employee (other than increases in the ordinary course of business);

•	adopt, amend or terminate any employee benefit plan or grant to any officer, director, trustee, or employee the right to receive new or increased severance benefits;

•	amend our declaration of trust, bylaws, or similar charter, organizational or governance documents, except where required under law or contemplated by the Merger Agreement;

•	adopt a plan of complete or partial liquidation, other than with respect to any inactive subsidiaries;

•	settle or compromise any litigation for more than $10,000;

•	amend any term of any of our securities;

•	modify or amend any material contract or waive or assign any rights to such contract, except where in the ordinary course of business;

•	permit any insurance policy to be canceled, terminated, or expire, unless we obtain another policy on substantially similar terms; or

•	agree to take any of the foregoing actions.

The covenants in the Merger Agreement relating to the conduct of our business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Conduct of Business Pending the Merger” in Appendix A attached to this Proxy Statement.

Other Covenants

The Merger Agreement contains a number of mutual covenants between us, Parent and MergerCo, including covenants relating to:

•	preparing and filing this Proxy Statement and other required filings;

•	using reasonable best efforts to take all actions required to complete the Merger; and

•	issuing press releases or other public statements relating to the Merger.

The Merger Agreement also contains covenants requiring us to:

•	as soon as practicable, call and hold a meeting of our common shareholders and recommend to our common shareholders that they approve the Merger Agreement; and

•	furnish Parent with non-confidential financial and operating data and other information with respect to the Company.

Solicitation of Proposals from Other Parties

We have agreed that, until the termination of the Merger Agreement, we will not, nor will we authorize our officers, trustees, employees, investment banker, financial advisor, attorney, accountant or other representatives to, solicit, initiate or knowingly encourage any inquiries with respect to, make any proposal for, or participate in any discussions or negotiations regarding, any proposal or offer for any “acquisition proposal”. The Merger Agreement defines “acquisition proposal” as any:

•	merger, consolidation or similar business combination;

•	sale or other disposition, directly or indirectly, of 30% or more of our consolidated assets;

•	issue, sale or other disposition of securities representing 30% or more of the votes associated with our outstanding securities;

•	tender offer or exchange offer in which a person, entity, or group will acquire beneficial ownership of 30% or more of the outstanding shares of our common stock;

•	recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction; or

•	transaction which is similar to any of the foregoing.

If we receive an unsolicited bona fide acquisition proposal, we may furnish information to, and participate in discussions and negotiations with, the party making the proposal if our Board of Trustees determines in good faith that (i) failure to do so would be inconsistent with its duties to us or our shareholders, and (ii) the acquisition proposal is reasonably likely to lead to a transaction that would be more favorable to our common shareholders than the Merger (a “superior proposal”).

We have agreed that we will notify Parent within 24 hours after receipt of any acquisition proposal or an amendment to a previously disclosed acquisition proposal, including its terms in reasonable detail, the identity of the offeror and any request for information or access by the offeror. We are under no duty, however, to notify or update Parent on the status of discussions or negotiations.

Under the Merger Agreement, our Board of Trustees may not, prior to the Special Meeting:

•	withdraw or modify its approval of the Merger Agreement in a manner adverse to Parent or MergerCo, or its recommendation that our common shareholders approve the Merger Agreement,

•	recommend an acquisition proposal to our common shareholders, or

•	cause us to enter into an agreement with respect to an acquisition proposal,

unless a superior proposal has been made and the Board of Trustees determines that failure to take these actions would be inconsistent with its duties to us or our shareholders. We have agreed, however, that for a period of three business days after the Company notifies Parent of a superior proposal, the Company will negotiate in good faith with Parent to revise the Merger Agreement to make it more favorable to our common shareholders than the competing acquisition proposal.

Indemnification of Officers and Trustees

Under the Merger Agreement, we have agreed, and, after the effective time of the Merger, Parent and MergerCo has each agreed, to indemnify and hold harmless each person who has been at any time on or before September 19, 2006, or who becomes prior to the effective time of the Merger, a director, trustee, officer, employee, fiduciary or agent of ours against claims based on, arising from, or pertaining to, their relationship with us or the negotiation, execution or performance of the Merger Agreement. In addition, we are obligated, and, after the effective time of the Merger, Parent and MergerCo will be obligated, to promptly pay and advance reasonable expenses and costs incurred by each of these persons as they become due and payable in advance of the final disposition of any claim, action, suit, proceeding or investigation to the full extent and in the manner permitted by law.

Following the Merger, all rights to and limitations on indemnification under our existing organizational documents and agreement will survive the Merger and will become the joint and several obligations of Parent, MergerCo and any applicable subsidiary for a period of six years from the effective time of the Merger. In addition, Prior to the effective time of the Merger, we will purchase a non-cancelable endorsement under our directors’ and officers’ liability insurance coverage that will provide applicable persons with coverage for six years following the Merger at at least the same level as the existing coverage. These indemnification obligations may not be terminated or modified as to adversely affect any potential indemnitee without the consent of each affected indemnitee.

Employment Agreements and Benefits

On and after the closing of the Merger, Parent has agreed to, and has agreed to cause MergerCo to, honor all of our existing employment agreements, severance agreements, retention bonus agreements in accordance with their terms. Pursuant to the terms of these agreement, we or Parent will also make certain payments to officers and employees on the effective time of the Merger. For a more complete discussion of these agreements, please see “—Interests of Our Trustees and Executive Officers in the Merger” above.

Following the effective time of the Merger, Parent has agreed to cause MergerCo to provide our employees who remain employed by Parent or one of its subsidiaries with at least the types and levels of employee benefits that Parent or MergerCo provides for similarly situated employees. Parent has also agreed to treat the period of service of our employees to us before the effective time of the Merger as service rendered to Parent or MergerCo, as applicable, for purposes of eligibility to participate, vesting and for other appropriate benefits. In addition, Parent has agreed not to treat any of our employees as “new” employees for purposes of exclusions under any health or similar employee benefit plan for a pre-existing medical condition if our employee was enrolled in a health plan of ours at the effective time of the Merger.

On and after the effective time, Parent has agreed to cause MergerCo to honor all obligations accrued prior to the effective time under our annual cash bonus plans and long-term incentive plans.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	our shareholders must have approved the Merger Agreement;

•	all required governmental approvals and other consents have been obtained; and

•	no preliminary or permanent injunction or other order by a court or other governmental entity is in effect which would make illegal or otherwise prohibit the consummation of the Merger.

The obligations of Parent and MergerCo to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	Parent shall have received a certificate signed on our behalf stating that (i) each of our representations and warranties contained in the Merger Agreement is true and correct (generally as of the date of the Merger Agreement and as of the date the Merger is completed), except for inaccuracies that would not reasonably be expected to have a material adverse effect on us and (ii) we have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by us on or before the closing date;

•	Parent shall have a received a tax opinion from Goodwin Procter LLP relating to our qualification and taxation as a REIT for all taxable periods commencing with the our taxable year ended December 31, 2003; and

•	there has been no event, change or occurrence that has had a material adverse effect on the company.

Our obligations to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	We shall have received a certificate signed on behalf of Parent and MergerCo stating that (i) each of the representations and warranties made by Parent and MergerCo in the Merger Agreement is true and correct on the closing date (except to the extent a representation or warranty is made as of a time other than the closing date, in which case it need be true only as of that date), except for breaches that would not reasonably be expected to have a material adverse effect on Parent and (ii) Parent and MergerCo each have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or before the closing date; and

•	Parent shall have sufficient funds to satisfy any of its or MergerCo’s obligations under the Merger Agreement.

Termination of the Merger Agreement

We, Parent or MergerCo may terminate the Merger Agreement, whether before or after receiving shareholder approval, if:

•	all parties mutually agree in writing to terminate the Merger Agreement;

•	the Merger Agreement fails to receive the requisite vote of approval by our shareholders at the Special Meeting (or at any adjournment or postponement thereof);

•	any governmental entity of competent jurisdiction issues an order, decree, judgment, injunction or other action which restrains, enjoins or otherwise prohibits or makes illegal the Merger, and such action has become final and non-appealable;

•	the Merger is not completed by March 31, 2007; or

•	the other party has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, such that the conditions to closing are incapable of being satisfied by March 31, 2007.

In addition, we may terminate the Merger Agreement if, prior to the Special Meeting, our Board of Trustees decides to withdraw or modify its approval or recommendation of the Merger Agreement in connection with a superior proposal and we pay Parent the termination fee described below. We may also terminate if the financing commitment letter provided by Parent is terminated or otherwise amended in a manner materially adverse to us.

•	Each of Parent and MergerCo may also terminate the Merger Agreement if our Board of Trustees:

•	fails to recommend in this Proxy Statement that our common shareholders approve the Merger Agreement;

•	withdraws or modifies, in a manner material and adverse to Parent or MergerCo, its recommendation of the Merger Agreement; or

•	recommends that the common shareholders accept or approve a third-party acquisition proposal.

Termination Fee; Expenses

Termination Fee

We must pay Parent a termination fee, within three business days of termination, in the amount of $9,000,000 in any of the following circumstances:

•	if we terminate the Merger Agreement in connection with entering into a definitive agreement to effect a third-party acquisition proposal; or

•	if Parent or MergerCo terminates the Merger Agreement as a result of our Board of Trustees’ (i) failing to recommend in this Proxy Statement that our common shareholders approve the Merger Agreement; (ii) withdrawing or modifying, in a manner material and adverse to Parent or MergerCo, its recommendation of the Merger Agreement; or (iii) recommending that the common shareholders accept or approve a third-party acquisition proposal.

We have also agreed to pay Parent’s out-of-pocket expenses incurred in connection with the Merger and related transactions in an amount up to $2,500,000, if Parent terminates the Merger Agreement because of our breach of a representation, warranty or covenant. If, within 12-months after such termination, we enter into a definitive agreement to effect a third-party acquisition, then we have agreed to pay Parent an additional fee of $6,500,000 at the time we enter into that third-party acquisition agreement.

Parent must pay us a termination fee in the amount of $9,000,000 if we terminate the Merger Agreement because of the termination of Parent’s financing commitment letter or its modification in a manner materially adverse to us. Parent has agreed to pay our out-of-pocket expenses incurred in connection with the Merger and related transactions, in an amount up to $2,500,000, if we terminate the Merger Agreement because of Parent’s or MergerCo’s breach of a representation, warranty or covenant.

Expenses

Other than as described above, all fees, costs and expenses incurred in connection with the Merger Agreement and related transactions will be paid by the party incurring such expenses.

Amendment and Waiver

The Merger Agreement may be amended at any time by the written consent of each of us, Parent, and MergerCo, provided that after shareholder approval is received, no further amendment may be made that would require shareholder approval.

At any time prior to the effective time of the Merger, we, Parent, and MergerCo may (i) extend the time for performance of any of the obligations or other acts of another party; (ii) waive any inaccuracies in the representations contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (iii) waive compliance by the other parties with any of the agreements or conditions contained within the Merger Agreement. Any agreement by any party to the Merger Agreement to an extension or waiver will be valid if set forth in a written instrument signed by the party against which such waiver or extension is to be enforced.

Assignment

The Merger Agreement may not be assigned by any of the parties without the written consent of the other parties.

Governing Law; Venue

The Merger Agreement provides that all disputes, claims or controversies arising under or in connection with it will be governed and construed in accordance with the laws of the State of Maryland. Likewise, each of Parent, MergerCo and us have consented to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States in the State of Maryland for any litigation arising out of relating to the Merger Agreement.

INFORMATION ABOUT CENTRACORE PROPERTIES TRUST COMMON STOCK OWNERSHIP

The following sections discuss the beneficial ownership of our shares by significant shareholders and our officers and trustees. The number of common shares “beneficially owned” by each shareholder is determined under rules issued by the Securities and Exchange Commission (the “SEC”) regarding the beneficial ownership of securities. Under these rules, beneficial ownership of common shares includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days, including any shares which could be purchased by the exercise of options at or within 60 days.

The following table shows, as of October 24, 2006, all persons we know to be “beneficial owners” of more than five percent of the shares of CentraCore Properties Trust. This information is based on Schedule 13D or Schedule 13G reports filed with the SEC by the person listed in the table below. If you wish, you may obtain these reports from the SEC.

Name of Beneficial Owner	Shares Owned Beneficially		Percent of Class
(1) Morgan Stanley	1,485,741		13.5%
(2) FMR Corp	1,404,637		12.8%
(3) Barclay Global Investors NA	[720,087	]	[6.5 ]%
(4) Goldman Sachs Asset Management, L.P.	667,522		6.1%

(1)	Address is 1585 Broadway, New York, NY 10036. Sole voting power as to 1,272,892 shares and sole dispositive power as to 1,272,892 shares. Source: Schedule 13G/A dated 10/10/06.
(2)	Address is 82 Devonshire Street, Boston, MA 02109. Sole voting power as to 170,179 shares and sole dispositive power as to 1,404,637 shares. Source: Schedule 13G/A dated 02/14/06.
(3)	Address is 45 Fremont Street, San Francisco, CA 94105. Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited, taken as a whole, had sole voting and sole dispositive power as to 601,781 shares and 720,087 shares, respectively, and did not have shared power as to any shares. Source: Schedule 13G/A dated 10/10/06.
(4)	Address is 32 Old Slip, New York, NY 10005. Sole voting power as to 536,895 shares and sole dispositive power as to 667,522 shares. Source: Schedule 13G/A dated 02/06/06.

Stock Owned by Trustees and Executive Officers

The following table shows, as of October 24, 2006, the common shares owned beneficially by CentraCore Properties Trust’s trustees and executive officers:

Name of Beneficial Owner	Shares Owned Beneficially	Percent of Class
Clarence E. Anthony, Trustee	15,500	*
Donna Arduin, Trustee	–0–	*
Kevin J. Foley, Trustee	–0–	*
Charles R. Jones, Trustee and Chief Executive Officer	206,384	1.8%
James D. Motta, Trustee	26,692	*
David J. Obernesser, Chief Financial Officer	28,800	*
Robert R. Veach, Jr., Trustee	16,000	*
Richard R. Wackenhut, Trustee	10,000	*
Trustees and Executive Officers as a group (8 persons):	303,376	2.7%

*	Beneficially owns less than 1%.

SHAREHOLDER PROPOSALS

If the Merger is completed, we will not hold a 2007 annual meeting of our shareholders. If the Merger is not completed, we intend to hold our 2007 annual meeting on our traditional schedule.

Our Board of Trustees will make provision for presentation of appropriate proposals by shareholders at the 2007 annual meeting of shareholders, provided that such proposals are submitted in writing by eligible shareholders to us at Investor Relations, CentraCore Properties Trust, 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418 no later than November 29, 2006. The form and substance of such proposals must satisfy requirements established by the SEC in order to be eligible for inclusion in our proxy statement for our 2007 annual meeting of shareholders.

Under the rules of the Exchange Act, a shareholder proposal must be submitted to us within a reasonable time before we print and mail the proxy statement for the next annual meeting in order for the proposal to be considered at the meeting. If we receive timely notice, we generally will be able to vote proxies in our discretion if we include in the proxy statement advice on the nature of the matter and how we intend to exercise discretion on the matter.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Trustees knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. Should any other matter requiring a vote of our shareholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment as to matters they believe to be in the best interests of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

CentraCore Properties Trust files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov. Our Internet site address is http:/ /www.centracorepropertiestrust.com. However, any information that is included on or linked to our Internet site is not a part of this Proxy Statement. Reports, proxy statements and other information concerning CentraCore Properties Trust may also be inspected at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at CentraCore Properties Trust, 11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418, Attention: Investor Relations, telephone (561) 630-6336. If you would like to request documents, please do so by                 , 2006, in order to receive them before the Special Meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Proxy Statement is dated                     , 2006. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

THE GEO GROUP, INC.,

GEO ACQUISITION II, INC.

AND

CENTRACORE PROPERTIES TRUST

DATED AS OF SEPTEMBER 19, 2006

A-ii

COMPANY DISCLOSURE SCHEDULES

Section	Title
3.1(a)	Good Standing
3.1(b)	Subsidiaries’ Good Standing
3.1(c)	Compliance With Laws
3.3(a)	Company Equity Award Plans
3.3(c)	Company Options
3.3(d)	Restricted Stock Awards
3.3(e)	Voting or Transfer
3.3(f)	Stock Obligations
3.3(g)	Registration
3.3(h)	Reserved
3.5	Other Interests
3.6	Consents and Approvals; No Violations
3.7	Company SEC Reports
3.8	Litigation
3.9	Absence of Certain Changes
3.10	Taxes
3.11(a)	Properties
3.11(b)	Ground Leases
3.11(d)	Notices
3.11(e)	Properties: No Violations
3.11(f)	Facility Leases
3.11(g)	Option Agreements; Rights of First Refusal
3.11(h)	Management Agreements
3.11(i)	Construction Projects
3.12(a)	Environmental Notices
3.12(b)	Environmental Compliance
3.12(d)	Environmental Reports
3.13(a)	Employee Programs
3.13(h)	No Violation of Employee Programs
3.13(k)	ERISA Plans
3.13(l)	Payment under Employee Programs
3.13(m)	Changes to Employee Programs
3.13(n)	Compliance of Employee Programs
3.14	Labor and Employment Matters
3.18(a)	Material Contracts
3.18(b)	Loan Agreements
3.18(c)	Other Contracts
3.18(d)	Tax Protection Agreements
3.18(e)	Development Agreements
3.18(f)	Option Agreements
3.18(g)	Claims
3.19	Insurance
3.20	Absence of Undisclosed Liabilities
3.23	Definition of the Company’s Knowledge
3.25	Employee Payments
5.1(c)	Existing Property Transactions
5.1(l)	Litigation
6.5(b)	Officers’ and Trustees’ Indemnification
6.8(a)	Employee Benefit Arrangements
6.8(c)	Company Obligations

A-iii

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation
Exhibit B	Alternative Merger Conversion of Stock
Exhibit C	Form of Tax Opinion
Exhibit D	Form of Company Tax Certificate

A-iv

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 19, 2006, is made by and among THE GEO GROUP, INC., a Florida corporation (“Parent”), GEO ACQUISITION II, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“MergerCo”), and CENTRACORE PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Corporations and Associations Article of the Annotated Code of Maryland (the “MGCL”);

WHEREAS, the Board of Trustees of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Board of Directors of Parent and the Board of Directors of MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and Parent has approved this Agreement and the Merger as the sole stockholder of MergerCo;

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Merger will be treated as a taxable sale by the Company of all of the company’s assets to MergerCo in exchange for the Merger Consideration (as defined herein) to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and

WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, MergerCo and the Company hereby agree as follows:

ARTICLE I

The Merger

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Company and MergerCo shall consummate the Merger, pursuant to which (a) the Company shall be merged with and into MergerCo and the separate corporate existence of the Company shall thereupon cease and (b) MergerCo shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall remain a wholly owned subsidiary of Parent. From and after the Effective Time, MergerCo shall succeed to and assume all the rights and obligations of the Company. The Merger shall have the effects specified in Section 259 of the DGCL and Section 8-501.1 of the MGCL.

1.2 Certificate of Incorporation and Bylaws.

(a) The name of the Surviving Corporation shall be “GEO Acquisition II, Inc.”.

(b) The amended and restated certificate of incorporation of MergerCo, as attached hereto as Exhibit A (the “Amended Charter”), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by law.

(c) The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such bylaws.

1.3 Effective Time. On the Closing Date, MergerCo and the Company shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DGCL and articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation for the State of Maryland (the “MSDAT”) in accordance with the MGCL. The Merger shall become effective upon the later of the filing date of the Certificate of Merger with the DSOS or the filing date of the Articles of Merger with the MSDAT, or such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL and MGCL as the effective time of the Merger but not to exceed ninety (90) days after the respective filing dates of the Certificate of Merger with the DSOS and the Articles of Merger with the MSDAT (the “Effective Time”).

1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, to the extent permitted by applicable law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto), and, subject to the foregoing, shall take place at 10:00 a.m., local time, on such date (the “Closing Date”) at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as mutually agreed to by the parties hereto; provided, however, that notwithstanding anything herein to the contrary, the Closing Date shall not occur before January 1, 2007 without the mutual consent of both parties.

1.5 Directors and Officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Amended Charter and bylaws of the Surviving Corporation.

ARTICLE II

Merger Consideration; Conversion of Stock

2.1 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Capital Stock of MergerCo. Each share of common stock of MergerCo, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one (1) share of the validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.

(b) Cancellation of Parent-Owned and MergerCo-Owned Company Common Stock. Each issued and outstanding share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”) that is owned by Parent, MergerCo or any Subsidiary of Parent or MergerCo immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically be converted into the right to receive cash in amount equal to (i) $32.00, plus (ii) an amount equal to $0.46 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last quarter for which full quarterly dividends on the Company Common Stock have been declared and paid and the Closing Date (including the Closing Date), by (y) the total number of days in the quarter in which the Closing Date occurs ((i) and (ii) together, the “Merger Consideration”).

(d) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 2.2. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(e) Cancellation of Company Stock Options. At the Effective Time, each outstanding qualified or nonqualified option to purchase shares of Company Common Stock (“Company Stock Options”) under any employee stock option or compensation plan or arrangement of the Company (“Company Equity Award Plans”), whether or not exercisable at the Effective Time and regardless of the exercise price thereof, shall be cancelled, effective as of the Effective Time, in exchange for the right to receive at the Effective Time a single lump sum cash payment, equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, whether or not vested or exercisable, and (y) the excess, if any, of $32.00 over the exercise price per share of such Company Stock Option (the “Option Merger Consideration”); provided that if the exercise price per share of any such Company Option is equal to or greater than $32.00, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(f) Parent and MergerCo acknowledge that all restricted stock awards granted under the Company Equity Award Plans shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

(g) Parent and MergerCo acknowledge that all deferred share awards granted pursuant to the Company’s Deferred Share Long-Term Loyalty Bonus Agreement as set forth in Section 3.3(d) of the Company Disclosure Schedule shall, as of immediately prior to the Effective Time, no longer be subject to any forfeiture or vesting requirements and all deferred shares of Company Common Stock granted in connection therewith shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the mailing of the Proxy Statement, the Company shall appoint a bank or trust company reasonably satisfactory to Parent to act as Paying Agent (the “Paying Agent”) for the payment of the Merger Consideration and the Option Merger Consideration. At least one (1) Business Day prior to the Closing Date, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, and for the benefit of holders of Company Stock Options for payment in accordance with Section 2.1(e), the aggregate Merger Consideration and Option Merger Consideration (such total deposited cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall make payments of the Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on the Exchange Fund shall be paid to Parent.

(b) Stock Transfer Books. At the Effective Time, the common stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates representing ownership of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Company Common Stock, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby. On and after the Effective Time, a holder of a Company Stock Option shall have only the right to receive the Option Merger Consideration as provided in Section 2.1(e).

(c) Exchange Procedures. As soon as possible after the Effective Time (but in any event within three (3) Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares of Company Common Stock previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(d) No Further Ownership Rights in Company Common Stock or Company Stock Options Exchanged For Cash. The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates. The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article II and Section 2.1(e) shall be deemed to have been paid in full satisfaction of all rights pertaining to the canceled Company Stock Options and on and after the Effective Time the holder of a Company Stock Option shall have no further rights to exercise any Company Stock Option.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent and any holders of shares of Company Common Stock or Company Stock Options prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration or the Option Merger Consideration, as applicable.

(f) No Liability. None of Parent, MergerCo, the Surviving Corporation, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration or Option Merger Consideration, as applicable, from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.3 Withholding Rights. The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person (including, without limitation, any holder of shares of Company Common Stock, whether or not restricted, Company Stock Options or any grantee of a Company deferred share award) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

2.4 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger.

2.5 Alternative Structure of the Merger. While it is currently contemplated that the Merger shall be effected through the merger of the Company with and into MergerCo, Parent may elect by timely prior written notice to the Company, to cause the Merger to be effected through an alternative transaction structure pursuant to which MergerCo would merge with and into the Company with the Company surviving (the “Alternative Merger”), in which case, at the effective time of the Alternative Merger, (a) the Company would become a wholly-owned subsidiary of Parent, (b) all the property, rights privileges, powers and franchises of the Company and MergerCo shall vest in the Company as the surviving corporation, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Company as the surviving corporation, and (c) the conversion and cancellation of shares of the capital stock of the Company and Merger Co shall be effected as set forth on Exhibit B. The Company shall have the right, in its sole discretion, to consent to or deny such alternative structure. If Parent makes such election and the Company consents, (i) the parties shall take all actions and make all filings required to consummate the Alternative Merger, including MergerCo and the Company shall duly execute and file a certificate of merger (“Alternative Certificate of Merger”) with the DSOS in accordance with the DGCL and articles of merger (“Alternative Articles of Merger”) with the MSDAT in accordance with the MGCL, (ii) the Alternative Merger shall become effective upon the later of the filing date of the Alternative Certificate of Merger with the DSOS or the filing date of the Alternative Articles of Merger with the MSDAT, or such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL and the MGCL as the effective time of the Alternative Merger but not to exceed ninety (90) days after the respective filing dates of the Alternative Certificate of Merger with the DSOS and the Alternative Articles of Merger with the MSDAT (the “Alternative Merger Effective Time”), (iii) “the Merger” shall be deemed to refer to the Alternative Merger, (iv) “Effective Time” shall be deemed to refer to the Alternative Merger Effective Time and (v) “Surviving Corporation” shall be deemed to refer to the Company in its capacity as the surviving entity in the Alternative Merger.

2.6 Alternative Structure of the Acquisition. While it is currently contemplated that the Merger shall be effected through the merger of the Company with and into MergerCo, Parent may elect, by timely prior written notice to the Company, to cause the Merger to be effected through an alternative transaction structure pursuant to which the Company sells to Parent or MergerCo all of the partnership interests of CPT Operating Partnership L.P. in exchange for an amount of cash equal to the Merger Consideration and the Option Merger Consideration. The Company shall have the right, in its sole discretion, to consent to or deny such alternative structure.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and MergerCo (the “Company Disclosure Schedule”) the Company represents and warrants to Parent and MergerCo as follows:

3.1 Existence; Good Standing; Authority; Compliance with Law.

(a) The Company is a real estate investment trust (a “REIT”) duly formed, validly existing and in good standing under the laws of the State of Maryland. Except as set forth in Section 3.1(a)of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Company Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule (the “Company Subsidiaries”) is a corporation, limited partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The Company has no other Subsidiaries other than the Company Subsidiaries.

(c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any Order of any court, governmental authority or arbitration board or tribunal, or has received any written notice that the Company or any of the Company Subsidiaries is in violation of any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Company Material Adverse Effect.

(d) The Company has previously provided or made available to Parent true and complete copies of the declaration of trust and bylaws and the other charter documents, articles of incorporation, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as in effect on the date of this Agreement.

3.2 Authorization, Takeover Laws, Validity and Effect of Agreements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of shares of Company Common Stock, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of June 30, 2006 (i) 11,003,050 shares of Company Common Stock were issued and outstanding, (ii) 421,950 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company’s Equity Award Plans as listed in Sections 3.3(a), 3.3(c) and 3.3(d) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in the Company Equity Award Plans, and (iii) 276,000 Company Stock Options were outstanding. As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) The Company has no outstanding bonds, debentures or notes the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c) Section 3.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of Company Stock Options, all of which are fully vested, including the name of the Person to whom such Company Stock Options have been granted, the number of shares subject to each Company Option and the per share exercise price for each Company Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(c) have been furnished or made available to Parent. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule and except for the Company Stock Options (all of which have been issued under the Company Equity Award Plans), as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of the Company.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of the restricted stock awards granted under the Company Equity Award Plans. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(d) have been furnished or made available to Parent. As of June 30, 2006, there were 8,500 deferred shares of the Company outstanding. The Company has not issued any other “phantom” stock or stock appreciation rights.

(e) Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(f) Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

(g) Except as set forth in Section 3.3(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

(h) The Company is the sole general partner of CPT Operating Partnership L.P., a Delaware limited partnership (the “Partnership”), and the Company owns, directly and indirectly, 100% of the limited partnership interests in the Partnership. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. There are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. The partnership interests in the Partnership are subject only to the restrictions on transfer set forth in the relevant partnership agreement, and those imposed by applicable securities laws.

3.4 Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each corporate Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

3.5 Other Interests. Except for the interests in the Company Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule and except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

3.6 Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Company Disclosure Schedule, assuming the approval of this Agreement by holders of the Company Common Stock and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, the HSR Act or any other antitrust laws and (b) for filing of the Certificate of Merger and the Articles of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) result in a violation or breach by the Company of, or constitute (with or without due notice or lapse of time or both) a Default (or give rise to any right of termination, cancellation or acceleration or give rise to any rights of any third party) under, any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any Order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of its respective properties or assets (collectively, “Laws”), excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (C) have a Company Material Adverse Effect.

3.7 SEC Reports.

(a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has filed timely, or will file timely, all required forms, and reports with the SEC since January 1, 2004 (including any forms or reports filed with the SEC subsequent to the date of this Agreement) (collectively, the “Company SEC Reports”), all of which were prepared or will be prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (a) complied, or with respect to those Company SEC Reports not yet filed will comply, as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain, or with respect to those Company SEC Reports not yet filed will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect.

(b) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries, except for any non-exclusive ownership and non-direct control that would not have a Company Material Adverse Effect with respect to the system of internal accounting controls described in the following sentence. Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis (“Internal Controls”). Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its subsidiaries is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of trustees (A) any significant deficiencies in the design or operation of Internal Controls which could adversely affect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its Internal Controls.

3.8 Litigation. Except as set forth in the Company SEC Reports filed prior to, or as of the date of, this Agreement, or in Section 3.8 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any trustee, director, officer or employee in their capacity as such of the Company or any Company Subsidiary and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

3.9 Absence of Certain Changes. Except as disclosed in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, from July 1, 2006 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than the regular quarterly dividend to be paid to holders of Company Common Stock on September 6, 2006); (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement or any lease (capital or otherwise)), borrowing, liability, guaranty, capital expenditure or transaction (each, a “Commitment”) entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants, investment bankers and other services incurred in connection with the Merger; (c) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP; (d) to the knowledge of the Company, any events, changes, occurrences, effects, facts, violations, developments or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (e) granted to any officer or employee of the Company or any Company Subsidiary any increase in compensation (including wages, salaries, bonuses or any other remuneration), except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of July 1, 2006, (f) granted to any such officer or employee of the Company or any Company Subsidiary any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of July 1, 2006 or (g) entered into by the Company or any Company Subsidiary any employment, severance or termination agreement with any such officer or employee; (h) the creation or assumption by the Company or any Company Subsidiary of any liens, pledges, security interests, claims or other encumbrances in an amount, individually or in the aggregate, in excess of $100,000 on any asset other than in the ordinary course of business consistent with past practices; (i) the making of any loan, advance or capital contribution to or investment in any Person (other than any wholly owned Company Subsidiary) by the Company or any Company Subsidiary; or (j) any change that would prevent or delay beyond the Drop Dead Date (as defined in Section 8.1(b)) the ability of the Company from consummating the Merger or any of the other transactions contemplated in this Agreement.

3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a) Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and such Tax Returns are correct and complete in all material respects and (ii) has paid (or had paid on their behalf) all Taxes shown on such Tax Returns as required to be paid by it.

(b) The Company (i) for all taxable years commencing with January 1, 2003 through December 31, 2005 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since December 31, 2005 to the date hereof, and intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT for the taxable year that will end with the Merger.

(c) The most recent financial statements contained in the Company SEC Reports reflect, to the knowledge of the Company, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. True, correct and complete copies of all federal, state and local Tax Returns for the Company and each Company Subsidiary with respect to the taxable years commencing on or after January 1, 2003 have been delivered or made available to representatives of Parent.

(d) Neither the Company nor any Company Subsidiary has received any written notice of assessment or proposed assessment in connection with any Taxes, and to the knowledge of the Company, there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of the Company or any Company Subsidiary (including with respect to the Company’s REIT status). Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(e) There are no liens for any Taxes on any of the assets of the Company or any Company Subsidiary and each Company Subsidiary (other than liens for Taxes not yet due and payable or other liens which are not reasonably likely to have a Company Material Adverse Effect).

(f) To the knowledge of the Company, the Company has incurred no material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code.

(g) Each Company Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation. Each Company Subsidiary that is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code or, since January 1, 2003, a taxable REIT subsidiary under Section 856(l) of the Code. Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(h) To the knowledge of the Company, the Company and each Company Subsidiary has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under foreign Law.

(i) The Company has previously delivered or made available to Parent true, complete and correct copies of the form of demands for written statement from shareholders of record as required by Treasury Regulations Section 1.857-8(d) for 2003 and subsequent years.

3.11 Properties.

(a) Except as set forth in Schedule 3.11(a) of the Company Disclosure Schedule, the Company or one of Company Subsidiaries owns fee simple title to each of the real properties identified on Schedule 3.11(a) of the Company Disclosure Schedule (together with any real property leased by the Company set forth in Section 3.11(b) below, the “Company Properties”), in each case, except as provided below, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for (i) liens for Taxes or other governmental charges, assessments or levies that are not yet due and payable, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business for work performed by the Company or any Company Subsidiaries, the existence of which does not, and would not reasonably be expected to, materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, or do not otherwise have a Company Material Adverse Effect (for purposes of this Section 3.11(a), a Company Material Adverse Effect shall be deemed to occur if the amount of any statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar liens exceed, in the aggregate, $100,000, exclusive of any such liens relating to work performed by or on behalf of any of the tenants under any Facility Leases) and (iii) conditions, covenants, restrictions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by Company which are disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys performed by Parent as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Company or any Company Subsidiary is a lessee (individually, “Ground Lease” and collectively, “Ground Leases”).

The Company has made available to Parent correct and complete copies of all Ground Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof (except for discrepancies or omissions that would not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect). Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in monetary default under any Ground Lease, except for defaults that would not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. No option has been exercised under any of Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 3.11(b) of the Company Disclosure Schedule.

(c) The Company has made available or will make available to Parent all current policies of title insurance insuring the Company’s or the applicable Company Subsidiaries’ fee simple title to Company Properties or leasehold interest in any property leased by the Company or any Company Subsidiary and, to the actual knowledge of the Company, such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy by the Company.

(d) Except as set forth in Schedule 3.11(d) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties issued by any governmental authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have a Company Material Adverse Effect.

(e) Except as provided for in Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (i) and (ii) above would have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on such Company Property, as applicable.

(f) Section 3.11(f) of the Company Disclosure Schedule lists each lease or other right of occupancy that the Company or the Company Subsidiaries are party to as landlord with respect to each of the applicable Company Properties (the “Facility Leases”). The Company has made available to Parent correct and complete copies of all Facility Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof (except for discrepancies or omissions that would not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect). Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in monetary default under any Facility Lease, except for defaults that are disclosed in the schedule of leases that would not have or would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. No option has been exercised under any of Facility Leases, except options whose exercise has been evidenced by a written document as described in Section 3.11(f) of the Company Disclosure Schedule.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule and except for any statutory rights or options to occupy or purchase any Company Property in favor of any local, state or federal governmental or quasi-governmental entity, neither the Company nor any of its subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Company Property or any portion thereof.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule and except for obligations imposed upon the tenants under the Facility Leases, neither the Company nor any Company

Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than Company or any wholly owned Company Subsidiaries.

(i) To the knowledge of the Company, there is no material renovation or construction project with aggregate projected costs in excess of $1,000,000 currently being performed by the Company at any of the Company Properties, except for the projects set forth in Section 3.11(i) of the Company Disclosure Schedule (the “Construction Projects”).

(j) Based solely and exclusively on the periodic, general inspections conducted by general employees of the Company without specialized knowledge, the Company has no knowledge of (i) any material structural defects relating to any of the Company Properties, or (ii) any material building systems which are not in working order in any material respect, or (iii) any physical material damage to any Company Properties for which there is no insurance in effect, in either case of (i), (ii) or (iii) which would, individually or in the aggregate, have a Company Material Adverse Effect.

Parent and MergerCo acknowledge and understand that the Company and any Company Subsidiaries are not now and never have been occupying or operating at any Company Property other than its office premises at the Company’s principal place of business (the “Office Space”), all Company Properties other than the Office Space are leased, on a triple net basis, to third parties who occupy, operate and maintain the Company Properties and, therefore, the representations and warranties set forth in this Section 3.11 are not based upon any first-hand knowledge or familiarity of the Company or any Company Subsidiary with any Company Properties but are based only upon customary diligence investigations of the Company Properties which the Company or any Company Subsidiary may have performed or obtained at the time the Company or any Company Subsidiary acquired the respective Company Properties, and any subsequent written notices or other written information which has been received by the Company during its or a Company Subsidiary’s ownership of the respective Company Properties.

3.12 Environmental Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule or on the environmental reports or title policies made available to Parent prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice (i) of any administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law; (ii) that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location; and the Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary of Hazardous Materials that would be reasonably likely to result in a requirement under any Environmental Laws to perform a response action or in material liability under the Environmental Laws.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule or on the environmental reports or title policies made available to Parent prior to the date hereof, to the knowledge of the Company and each Company Subsidiary, the Company Properties are in compliance with all applicable Environmental Laws and environmental Permits, except for violations that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary has received any written notice of, and to the knowledge of the Company there is not threatened, any suit, claim, action, proceeding or investigation pending, or to the knowledge of the Company, threatened before any Governmental Entity or other forum in which the Company or any Company Subsidiary or any Company Property has been or, with respect to any threatened suit, claim, action, proceeding or investigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, affecting (or potentially affecting) a site owned, leased, or operated by the Company or any Company Subsidiary or any

Company Property (collectively, “Environmental Claims”) except for such Environmental Claims that have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 3.12(d) of the Company Disclosure Schedule sets forth a true and complete list of each of the Company Environmental Reports and the date of each such report. The Company has previously delivered or made available to Parent a true and complete copy of each Company Environmental Report.

Parent and MergerCo acknowledge and understand that the Company and any Company Subsidiaries are not now and never have been occupying or operating at any Company Property other than the Office Space, all Company Properties other than the Office Space are leased, on a triple net basis, to third parties who occupy, operate and maintain the Company Properties and, therefore, the representations and warranties set forth in this Section 3.12 are not based upon any first-hand knowledge or familiarity of the Company or any Company Subsidiary with any Company Properties but are based only upon customary diligence investigations of the Company Properties which the Company or any Company Subsidiary may have performed or obtained at the time the Company or any Company Subsidiary acquired the respective Company Properties, and any subsequent written notices or other written information which has been received by the Company during its or a Company Subsidiary’s ownership of the respective Company Properties.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (“Employee Programs”), currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any Company Subsidiary or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

(b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy related to such Employee Program; (vi) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS Employee Plan Compliance Resolution System set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings) during this calendar year or any of the preceding three calendar years issued with respect to each Employee Program intended to be qualified under Section 401(a) of the Code; (vii) audited or unaudited financial statements, actuarial reports and valuations (as applicable) for the current plan year and the three preceding plan years; and (viii) written summaries of the material terms of all unwritten Employee Programs, if any.

(c) Each Employee Program has been maintained, funded and administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(e) Neither the Company, an ERISA Affiliate or any Person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, has engaged in any transactions in connection with any Employee Program that could reasonably be expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no Employee Program provides for medical benefits (other than under Section 4980B of the Code pursuant to state health continuation laws) to any current or future retiree or former employee.

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, (i) to the knowledge of the Company, there are no current circumstances likely to result in the disqualification of any Employee Program that is intended to be qualified under Section 401 of the Code or material liability relating to such qualified or exempt status, (ii) the Company has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Employee Program with applicable Laws, (iii) no Employee Program is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Program failed to comply with applicable Laws, and (iv) no nonexempt “prohibited transaction” (within the meaning of Section 4975(c) of the Code or ERISA Section 406) has occurred with respect to any Employee Program that is reasonably expected to result in the imposition of a material tax pursuant to Section 4975(a) of the Code.

(i) Each Employee Program can be amended, terminated or otherwise discontinued without material liability to the Company or any Company Subsidiary or ERISA Affiliate thereof, other than with respect to benefits accrued through the date of such action.

(j) There are no unresolved claims or disputes or proceedings pending under the terms of, or in connection with, any Employee Program other than routine claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, Inquiry, hearing or investigation has been commenced with respect to any Employee Program or, to the knowledge of the Company, is threatened or anticipated.

(k) Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any liability or potential liability under (or with respect to) any (i) plan or arrangement which is subject to (I) the minimum funding requirements of Section 412 of the Code, (II) Part 3 of Title I of ERISA, or (III) Title IV of ERISA; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of the ERISA); (iv) voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (v) plan or arrangement applicable to employees located outside of the United States.

(l) Except as disclosed in Section 3.13(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any trustee, director or any employee of the Company or any Company Subsidiary from Company or any Company Subsidiary under any Employee Program or otherwise, (ii) increase any benefits otherwise payable under any Employee Program, (iii) result in any acceleration of the time of payment of any such benefit, or (iv) result in any payment or benefit which will or may be made by the Company, any Company Subsidiary or any of their Affiliates which will be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or be nondeductible under Section 280G of the Code and the rules and regulations promulgated thereunder.

(m) Except as disclosed in Section 3.13(m) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has made any commitment, whether legally binding or not, to establish any new Employee Program or to modify any existing Employee Program, except as otherwise required by Law.

(n) Except as disclosed in Section 3.13(n) of the Company Disclosure Schedule, all amendments and actions required to bring the Employee Programs into conformity in all material respects with all of the applicable provisions of the Code, ERISA and all other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing.

3.14 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(b) Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment relationship.

3.15 No Brokers. Other than with Citigroup Global Markets Inc., which the Company has retained as its financial advisor in connection with the Merger, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

3.16 Opinion of Financial Advisor. The Company Board has received an opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of shares of Company Common Stock. After the Company Board receives such opinion, a signed copy thereof will be delivered to Parent solely for informational purposes.

3.17 Vote Required. The affirmative vote of the holders of majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary, necessary to approve this Agreement and the Merger.

3.18 Material Contracts.

(a) Except as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, the Company SEC Reports list all Material Contracts. Except as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, (i) each Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Company Subsidiary party thereto and each other party thereto, (ii) neither the Company nor any Company Subsidiary is in violation of or in Default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or Default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound nor repudiated or waived any material provision thereunder, (iii) to the Company’s knowledge, no other party to any Material Contract is in Default in any respect thereunder or has repudiated or waived any provision thereunder, in all cases except as would not, individually or in the aggregate, have a Company Material Adverse Effect, nor will the consummation of the Merger result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Material Contract, except for such terminations, amendments, accelerations, cancellations, losses or changes in a material benefit that would not, individually or in the aggregate have a Company Material Adverse Effect.

(b) Except for any of the following identified in the Company SEC Reports, Schedule 3.18(b) of the Company Disclosure Schedule sets forth (including any principal balances thereof) (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Company or any Company Subsidiary has outstanding any material Indebtedness, other than Indebtedness payable to the Company or a Company Subsidiary or to any third-party partner or joint venturer in any Company Subsidiary and (y) the respective principal amounts outstanding thereunder on June 30, 2006.

(c) Except as disclosed in Section 3.18(c) of the Company Disclosure Schedule or otherwise reflected in an exhibit to the Company’s Form 10-K for the year ended December 31, 2005 or in any other Company SEC Report filed subsequent to such Form 10-K and prior to the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, or is bound by (i) employment, severance, termination, consulting, or retirement Contract providing for aggregate payments in any calendar year in excess of $250,000, (ii) any Contract which prohibits or restricts the Company or any Company Subsidiary from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iii) any Contract between or among the Company and a Company Subsidiary and any of their Affiliates, (iv) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (vi) any brokerage, finders’ or similar Contracts, or (vii) any indemnification Contracts.

(d) Neither the Company nor any Company Subsidiary has entered into or is subject, directly or indirectly, to any “Tax Protection Agreements” (except as set forth in Section 3.18(d) of the Company Disclosure Schedule, true and correct copies of which have been made available to Parent). As used herein, a “Tax Protection Agreement” is an agreement, oral or written, (A) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (ii) requires that the Company or any Company Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Company’s or any of the Company Subsidiaries’ properties, or (iii) requires that the Company or any Company Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including a “bottom” guarantee, indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or a Company Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of the Company or any Company Subsidiary under Section 752 of the Code. None of the Company or any Company Subsidiary is in violation of or in Default under any Tax Protection Agreement.

(e) Except as set forth in Section 3.18(e) of the Company Disclosure Schedule and except for the Facility Leases, neither the Company nor any Company Subsidiary is a party to any agreement relating to the development or management of any of the Company Properties by any Person other than the Company or a Company Subsidiary.

(f) Section 3.18(f) of the Company Disclosure Schedule lists all agreements currently in force and effect entered into by the Company or any Company Subsidiary providing for the sale of, or option to sell, any of the Company Properties or the purchase of, or option to purchase, by the Company or any Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

(g) Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any pending claims or, to the knowledge of the Company, any threatened claims regarding material continuing contractual liability (A) for indemnification under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary, (B) to pay any additional purchase price for any Company Property or (C) with respect to any indebtedness which encumbered any real estate that has been conveyed, except for any indebtedness disclosed on Schedule 3.18(b) of the Company Disclosure Schedule.

3.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. A complete list of all material insurance policies is set forth in Section 3.19 of the Company Disclosure Schedule. Except as set forth in Section 3.19 of the Company Disclosure Schedule and for any matters which will not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no material claims pending under any of the material insurance policies as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Except as set forth in Section 3.19 of the Company Disclosure Schedule, within the last three years, neither the Company nor any Company Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that the existing insurance coverage of the Company and the Company Subsidiaries cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

3.20 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities, whether or not required to be reflected in or reserved against in financial statements prepared in accordance with GAAP, whether due or to become due, except (i) liabilities which are accrued or reserved against in the consolidated balance sheets of the Company as of June 30, 2006, included in the Company’s financial statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) those liabilities disclosed in Section 3.20 of the Company Disclosure Schedule, (iii) liabilities disclosed in the Company Disclosure Schedule in response to any other representation of the Company in Article III of this Agreement, (iv) liabilities incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2006 and (v) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Regulatory Matters. Neither the Company nor any Company Subsidiary or any officer, director or trustee thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to impede or delay receipt of any consents of any Governmental Entity referred to in Section 7.1(b).

3.22 Investment Company Act of 1940. Neither the Company nor any Company Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

3.23 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 3.23 of the Company Disclosure Schedule.

3.24 Proxy Statement; Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to holders of the Company Common Stock or at the time of the Company shareholders’ meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein.

3.25 No Payments to Employees, Officers or Trustees. Except as set forth in Schedule 3.25 of the Company Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer or trustee of the Company or any Company Subsidiary.

3.26 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of Parent and MergerCo

Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The articles of incorporation of each of Parent and MergerCo are in effect, and no dissolution, revocation or forfeiture proceedings regarding Parent or MergerCo have been commenced.

(c) Parent has made available to the Company correct and complete copies of the articles of incorporation and bylaws of Parent and the articles of incorporation and bylaws of MergerCo, as currently in effect.

4.2 Authority Relative to this Agreement.

(a) Each of Parent and MergerCo has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. No other corporate proceedings on the part of Parent or MergerCo, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and MergerCo and constitutes a valid, legal and binding agreement of each of Parent and MergerCo, enforceable against each of Parent and MergerCo in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Boards of Directors of each of Parent and MergerCo have, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and taken all corporate actions required to be taken by the Boards of Directors of each Parent and MergerCo for the consummation of the Merger and the other transactions contemplated hereby.

4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or blue sky Laws, the HSR Act or any other Antitrust Law, the filing and recordation of the Articles of Merger as required by the MGCL and the filing and recordation of the Certificate of Merger as required by DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, (i) any Governmental Entity or (ii) any other third party, is necessary for the execution and delivery by each of Parent and MergerCo of this Agreement or the consummation by each of Parent and MergerCo of the Merger or any of the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the execution, delivery or performance of this Agreement by each of Parent and MergerCo nor the consummation by each of Parent and MergerCo of the Merger or any of the other transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or bylaws (or similar organizational documents) of each of Parent or MergerCo, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a Default (or give rise to any right of termination, amendment, cancellation or acceleration or Encumbrance or result in the reduction or loss of any benefit) under, any of the terms, conditions or provisions of any loan note, bond, mortgage, credit agreement, reciprocal easement agreement, permit, concession, franchise, indenture, lease, license, contract, agreement or other instrument or obligation to which each of Parent or MergerCo, or any of their respective subsidiaries, is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law applicable to each of Parent or MergerCo, or any of their respective subsidiaries, or any of their respective properties or assets, in each case with respect to (ii) and (iii) above, except as which would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger based upon arrangements made by and on behalf of Parent or MergerCo or any of their subsidiaries.

4.5 Available Funds.

(a) Parent has or will have sufficient funds to, at the Closing (a) pay the aggregate Merger Consideration and aggregate Option Merger Consideration payable hereunder, (b) to the extent necessary, refinance the outstanding indebtedness of the Company, and (c) pay any and all fees and expenses in connection with the Merger or the financing thereof.

(b) Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency whatsoever, Parent has provided to the Company a true, complete and correct copy of a financing commitment letter, irrevocable subject only to its terms (the “Financing Letter”) and all amendments thereto, executed by a credible, nationally-recognized lender of significant financial worth and addressed to the Company or upon which the Company may otherwise expressly rely. Parent will provide to the Company any amendments to the Financing Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

4.6 Takeover Statutes. Each of Parent and MergerCo has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

ARTICLE V

Conduct of Business Pending the Merger

5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with tenants and others having business dealings with them. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing) (it being understood that Parent shall respond within five (5) Business Days to the Company’s communications soliciting such consent from the Parent):

(a) (i) split, combine or reclassify any shares of capital stock of the Company or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for: (A) a regular, quarterly cash dividend at a rate not in excess of $0.46 per share of Company Common Stock, declared and paid in accordance with past practice; (B) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company, and (C) distributions required for the Company to maintain its status as a REIT pursuant to Section 5.2.

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the (i) issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms, (ii) issuance of shares of Company Common Stock upon the settlement of plan awards in accordance with their present terms.

(c) except as set forth in Section 5.1(c) of the Company Disclosure Schedule (which sets forth all existing obligations in effect to purchase or sell real property and the purchases or sale price thereof), acquire, sell, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof;

(d) except in the ordinary course of business pursuant to credit facilities or other arrangements in existence as of the date hereof (including, without limitation, (i) payment of regular quarterly dividends as per Section 5.1(a) and (ii) contractual obligations of the Company or Company Subsidiaries to other Company Subsidiaries), incur any amount of indebtedness for borrowed money, guarantee any indebtedness of a third party, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon;

(e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(f) (i) enter into any new lease for vacant space at a Company Property; (ii) terminate, modify or amend any Facility Lease; (iii) terminate or grant any reciprocal easement or similar agreements affecting a Company Property (unless contractually obligated to do so or in connection with a transaction otherwise permitted by this Agreement); (iv) consent to or enter into the sublease or assignment of any Facility Lease.

(g) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and MergerCo prior to any such change);

(h) except as required by law, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their trustees, directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

(i) grant to any officer, director, trustee or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director, trustee or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement; provided, however; that the Company may accelerate the vesting and/or the payment of any existing benefits or awards and/or make any amendments to existing benefits, agreements or awards in order to facilitate such accelerated vesting and/or payments;

(j) except to the extent required to comply with its obligations hereunder or with applicable law, amend its declaration of trust or bylaws, limited partnership or limited liability company agreements, or similar charter, organizational or governance documents;

(k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

(l) except as set forth in Section 5.1(l) of the Company Disclosure Schedule, provided that such settlement does not exceed the amounts accrued therefor in the most recent balance sheet of the Company set forth in the Company SEC Reports, settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $10,000;

(m) amend any term of any outstanding security of the Company or any Company Subsidiary;

(n) other than in the ordinary course of business, modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract;

(o) permit any insurance policy naming the Company or any of its subsidiaries or officers or trustees as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy; or

(p) enter into an agreement to take any of the foregoing actions.

5.2 Actions to Qualify as a REIT. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company shall take all action necessary to continue to qualify as a REIT for federal income tax purposes for its taxable year that will end with the Merger.

5.3 Adverse Changes in Condition. Each party agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) if unremedied by the Effective Time, would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same; provided, however, that no such notification shall affect the representations and warranties of any party or the conditions to the obligations of any party hereunder.

5.4 Reports. The Company and each Company Subsidiary shall file all reports required to be filed by it with Governmental Entities between the date of this Agreement and the Effective Time and shall notify Parent of the filing of Company SEC Reports promptly after they are filed or deliver to Parent copies of all such other reports promptly after the same are filed.

ARTICLE VI

Covenants

6.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (the “Proxy Statement”) and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and MergerCo shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and MergerCo and their respective affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) If, at any time prior to the receipt of the approval of this Agreement by the holders of the Company Common Stock (collectively, “Company Shareholder Approval”), any event occurs with respect to the Company, any Company Subsidiary, Parent or MergerCo, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, with Parent’s cooperation, any necessary amendment or supplement to the Proxy Statement.

(c) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to such holders as promptly as practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to holders of the Company Common Stock that they give the Company Shareholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its adoption of this Agreement and its recommendation in the Proxy Statement, as permitted by and determined in accordance with Section 6.4(b).

6.2 Other Filings. As soon as practicable following the date of this Agreement, the Company, Parent and MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). Each of the Company, Parent and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and MergerCo each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

6.3 Additional Agreements. Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its trustees’ right and duty to act in a manner consistent with their fiduciary duties, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the Merger.

6.4 No Solicitations.

(a) Except as permitted by this Agreement, the Company shall not, and shall not authorize any of its officers, trustees or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by holders of the Company Common Stock, if the Company receives a bona fide Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.4(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal (a “Third Party”) and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company or its shareholders under applicable law, and (B) the Company Board determines in good faith, after consultation with the Company’s legal and financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal.

(b) Subject to Section 8.1(e) hereof, prior to the approval of the Agreement by holders of the Company Common Stock, the Company Board may not (i) withdraw or modify in a manner material and adverse to Parent or MergerCo, the Company Board’s adoption of this Agreement or its recommendation that holders of the Company’s Common Stock approve this Agreement, (ii) recommend an Acquisition Proposal to holders of the Company Common Stock or (iii) cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, unless, in each such case, a Superior Proposal has been made and the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company or its shareholders under applicable law. Notwithstanding the foregoing, for a period of not less than three (3) Business Days after the Company notifies Parent of a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal. In determining whether an Acquisition Proposal is a Superior Proposal, the Company must take into account any amendments to this Agreement proposed by Parent. Notwithstanding the foregoing, to the extent required, the Company Board may take and disclose to the Company stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or making any other disclosure to the Company’s stockholders if, the Company Board determines in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters) that there is a reasonable basis to conclude disclosure is required under applicable Law.

(c) The Company shall within 24 hours notify Parent after: (i) receipt of an Acquisition Proposal (including in reasonable detail the terms of such Acquisition Proposal and the identity of the offeror), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that has made an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment). If Parent requests, the Company shall promptly provide Parent with a copy of any proposed agreement relating to an Acquisition Proposal. Other than as expressly set forth in this clause (c), the Company shall have no duty to notify or update Parent or MergerCo with respect to any discussions or negotiations relating to an Acquisition Proposal.

(d) Subject to the provisions of this Section 6.4 of this Agreement, the parties acknowledge and agree that the Company may accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal pursuant to the terms of Section 8.1(e).

(e) The Company shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) use reasonable best efforts to cause all Persons other than Parent and its Affiliates who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding any Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information, and (iii) use its reasonable best efforts to enforce and not waive any provision or release any Person (other than Parent and its Affiliates) from any confidentiality, standstill or similar agreement relating to an Acquisition Proposal (other than, with respect to this clause (iii), such waivers and releases of any standstill obligations to Persons whom the Company Board determines in good faith intend to make an Acquisition Proposal that is reasonably likely to constitute a Superior Proposal).

(f) Nothing contained in this Section 6.4 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.

6.5 Officers’ and Directors’ Indemnification.

(a) For a period of six (6) years after the Effective Time, in the event of any threatened or actual claim, action, suit, demand proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a trustee, director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a trustee, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and for a period of six (6) years after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising at or before or after the Effective Time), (A) the

Company and, after the Effective Time, the Surviving Corporation and Parent shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company and, after the Effective Time, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, the Indemnified Party shall undertake in writing to repay any advances if it shall ultimately be determined that the Person is not entitled to indemnity; and provided further that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to Parent or Surviving Corporation, as the case may be, the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b) Parent and MergerCo each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company and the Company Subsidiaries or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time and, at the Effective Time, shall become the joint and several obligations of Parent, the Surviving Corporation and any applicable Company Subsidiary; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, Parent and MergerCo each also agree to jointly and severally indemnify and hold harmless the present and former officers, trustees and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers, trustees and directors as listed in Section 6.5(b) of the Company Disclosure Schedule.

(c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s trustees and officers in the same form as presently maintained by the Company, which shall provide such trustees and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that Parent shall not be required to maintain insurance coverage pursuant to this Section 6.5(c) at an annual cost to Parent or the Surviving Corporation in excess of 200% of the annual premiums for the Company’s current insurance policies. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of each such affected indemnitee. This Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of Parent and the Surviving Corporation. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.

(e) In the event that, following the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.5.

6.6 Access to Information; Confidentiality.

(a) Between the date hereof and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) furnish Parent with such non-confidential financial and operating data and other non-confidential information with respect to the business, properties and personnel of the Company and the Company Subsidiaries as Parent may from time to time reasonably request, and (ii) subject to the terms of the Facility Leases, use its commercially reasonable efforts to facilitate reasonable access for Parent and its authorized representatives (including counsel, financial advisors and auditors) during normal business hours, and upon reasonable advance notice, to all Company Properties; provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Company hereto and all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish.

(b) Prior to the Effective Time, Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated as of July 27, 2006 (the “Confidentiality Agreement”).

6.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is signed.

6.8 Employee Benefit Arrangements.

(a) On and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employment agreements, severance agreements, retention bonus agreements and performance cash bonus agreements, and all bonus, retention and severance obligations, of the Company or any Company Subsidiary, all of which are listed in Section 6.8(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees listed in said Section 6.8(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms on the Closing Date, upon consummation of the Merger, or the Effective Time. In addition, and subject to compliance with applicable law, on and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all promissory note and security agreements listed in Section 6.8(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto; provided, however, that Parent shall not, and shall cause the Surviving Corporation to not, materially modify such agreements.

(b) Following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Company Subsidiaries who remain employed by Parent or the Parent Subsidiaries after the Effective Time (the “Company Employees”) with at least the types and levels of employee benefits (including contribution levels) maintained from time to time by Parent or the Surviving Corporation for similarly-situated employees of Parent or the Surviving Corporation. Parent represents and warrants that such employee benefits are similar in all material respects in the aggregate to the Employee Programs as in effect just prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Company Subsidiaries (or their predecessor entities) attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the Company Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation, to use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such results.

(c) After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company’s annual cash bonus plans and long-term incentive plans, that in any such case, are listed in Section 6.8(c) of the Company Disclosure Schedule.

ARTICLE VII

Conditions to the Merger

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, at or prior to the Effective Time, of each of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Other Regulatory Approvals/Other Consents. All material approvals, authorizations and consents of any Governmental Entity or other Persons required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered.

7.2 Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(c) Tax Opinion. Parent shall have received a tax opinion of Goodwin Procter LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C (such opinion shall be subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries in a certificate substantially in the form attached hereto as Exhibit D, with such changes or modifications from the language set forth in such opinion attached hereto as Exhibit C as may be deemed necessary or appropriate by Goodwin Procter LLP and as reasonably agreed to by Parent) opining that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2003, through and including the Closing Date.

(d) Absence of Material Adverse Change. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. Each of the representations and warranties of Parent and MergerCo contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and MergerCo, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and MergerCo, dated as of the Closing Date, to the foregoing effect.

(c) Financing. As of the Effective Time, Parent shall have funds sufficient to satisfy any and all of Parent’s or MergerCo’s obligations arising under or out of this Agreement, including without limitation, its obligations under Article II hereof.

ARTICLE VIII

Termination, Amendment and Waiver

8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the receipt of Company Shareholder Approval:

(a) by the mutual written consent of Parent, MergerCo and the Company;

(b) by either of the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

(i) if, upon a vote at a duly held meeting of holders of the Company Common Stock (or at any adjournment or postponement thereof), held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before March 31, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Drop Dead Date.

(c) by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(d) by written notice from the Company to Parent if Parent or MergerCo breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4;

(f) by written notice of Parent or MergerCo to the Company, if the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the holders of the Company Common Stock vote to approve this Agreement, (B) withdraw or modify, in a manner material and adverse to Parent or MergerCo, such recommendation, or (C) recommend that the holders of the Company Common Stock accept or approve any Acquisition Proposal; or

(g) by written notice from the Company to Parent in the event the Financing Letter is terminated or otherwise amended in a manner materially adverse to the Company.

8.2 Effect of Termination.

(a) Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, trustees, officers, employees, partners, stockholders or shareholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.6(b) (Confidentiality), 6.7 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Fees and Expenses) and Article IX (General Provisions); provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or MergerCo pursuant to Section 8.1(f), then the Company shall pay to Parent an amount in cash equal to $9,000,000 (the “Break-up Fee”). Payment of the Break-up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds within three (3) Business Days after the date of such termination.

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(c), the Company shall pay to Parent a fee equal to $2,500,000; provided that if the Company shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to the acquisition of the Company within twelve (12) months of Parent’s termination pursuant to Section 8.1(c), the Company shall pay to Parent an additional fee of $6,500,000.

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then Parent shall pay the Break-up Fee to the Company, subject to the provisions of Section 8.4. Payment of the Break-up Fee required by this clause (d) shall be payable by Parent by wire transfer of immediately available funds within three (3) Business Days after the date of such termination.

(e) If this Agreement is terminated by the Company pursuant to Section 8.1(d), then Parent shall pay to the Company an amount equal to all of its reasonable documented third party fees and expenses, up to a maximum of $2,500,000, incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants. Payment of any amounts required by this clause (e) shall be payable by Parent by wire transfer of immediately available funds within three (3) Business Days after the date of such termination.

(f) Notwithstanding anything to the contrary in this Agreement, Parent and MergerCo hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b) or any termination of this Agreement pursuant to Section 8.1(c) where a fee is payable pursuant to Section 8.2(c), the payment of the applicable fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f) in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b) or any termination of this Agreement pursuant to Section 8.1(c) where a fee is payable pursuant to Section 8.2(c), the rights to payment under Section 8.2(b) or Section 8.2(c), as applicable: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(c), as applicable and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b) or Section 8.2(c), Parent and MergerCo hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(c), in circumstances where a fee is payable in accordance with Section 8.2(b) or Section 8.2(c), in no event shall Parent or MergerCo (i) seek to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

8.3 Fees and Expenses. Except as set forth in Section 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

8.4 Payment of Amount or Expense. The maximum amount that the Company can receive in its taxable year in which occurs the event giving rise to liability for the Break-up Fee pursuant to Section 8.2(b) or any fee pursuant to Section 8.2(c) (collectively, the “Section 8.2 Amount”) shall be the maximum amount that the Company can receive in that taxable year without failing the REIT Income Requirements (as defined below), determined as if the receipt of that amount does not constitute Qualifying Income (as defined below), as determined by the independent accountants of the Company (each such annual amount, the “Annual Payment Amount”). If the Annual Payment Amount (as determined by the independent accountants of the Company) for the taxable year in which the Section 8.2 Amount first becomes owed is less than the Section 8.2 Amount, Parent shall pay only the Annual Payment Amount in that taxable year, and any excess portion of the Section 8.2 Amount shall be payable in subsequent taxable years only to the extent provided below. The Company shall send a letter to Parent during each subsequent taxable year indicating the portion of the unpaid Section 8.2 Amount that Parent shall pay to the Company in that taxable year, which amount shall be the Annual Payment Amount for that taxable year set forth in a letter from the Company’s independent accountants. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of payments that can be made from Parent to the Company prior to the sixth anniversary of the date of this Agreement. In no event shall the Company be entitled to receive from Parent in any taxable year any portion of the Section 8.2 Amount in excess of the Annual Payment Amount (as determined by the independent accountants of the Company) for that taxable year. The obligation of Parent to pay any unpaid portion of the Section 8.2 Amount shall terminate six years from the date of this Agreement. Income is “Qualifying Income” if it is described in any subparagraph of Section 856(c)(2) of the Code and in any subparagraph of Section 856(c)(3) of the Code. The “REIT Income Requirements” are the requirements imposed by Section 856(c)(2) and (3) on the income that an entity can receive and qualify as a REIT for purposes of the Code. The remainder of this Section 8.4 notwithstanding, Parent shall pay the Company any unpaid portion of the Section 8.2 Amount at any time prior to six years from the date of this Agreement if the Company delivers to Parent a copy of a letter from outside counsel which states that the Company has received a private letter ruling from the IRS which holds that its receipt of a payment of the Section 8.2 Amount constitutes Qualifying Income or is excludible from gross income for purposes of the REIT Income Requirements.

8.5 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of the Company Common Stock; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such approval.

8.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

General Provisions

9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a) if to Parent or MergerCo:

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, FL 33487

Attention: John J. Bulfin

Facsimile: (561) 999-7647

with a copy to:

Akerman Senterfitt

One Southeast Third Avenue, Suite 2800

Miami, FL 33131

Attention: Jose Gordo, Esq.

Facsimile: (305) 374-5095

(b) if to the Company:

CENTRACORE PROPERTIES TRUST

11376 Jog Road, Suite 101

Palm Beach Gardens, FL 33418

Attention: Charles R. Jones

Facsimile: (561) 630-6311

with a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention:	Gilbert G. Menna, Esq.
Yoel Kranz, Esq.
Facsimile:	(617) 523-1231

9.2 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any proposal or offer for any (a) merger, consolidation or similar business combination transaction involving the Company or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company or the Company Subsidiaries representing 30% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 30% or more of the outstanding shares of Company Common Stock, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Company Environmental Reports” means any Phase I and Phase II Environmental Site Assessments commissioned by the Company to assess the environmental condition of any of the Company Properties.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event or change which has a material adverse effect on the assets, results of operations, or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters or (f) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document (including, in each case, all amendments, modifications and supplements thereto) to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, beyond any applicable grace or cure period, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any Contract, Law, Order, or Permit.

“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permit or authorization, in each case having the force and effect of law, relating to the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, releasee or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Materials” means any contaminant, pollutant, toxic substance, toxic waste, toxic material, hazardous substance, hazardous waste, or hazardous material, as any of the foregoing may be defined, identified, or regulated under applicable Environmental Laws, and including, without limitation, crude oil, petroleum products or any fraction thereof; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such Indebtedness of any other Person.

“IRS” means the United States Internal Revenue Service.

“Material Contracts” shall mean with respect to any Person: (a) all contracts, agreements or understandings with a customer of such Person or its Subsidiaries in the last fiscal year where such customer contracts, agreements or understandings in the aggregate account for more than 5% of such Person’s annual revenues; (b) all acquisition, merger, asset purchase or sale agreements entered into by such Person or its Subsidiaries in the last two fiscal years with a transaction value in excess of 5% of such Person’s consolidated annual revenues; and (c) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

“NYSE” means the New York Stock Exchange.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Entity.

“Parent Material Adverse Effect” means, with respect to Parent or MergerCo, an effect, event or change which materially adversely affects the ability of Parent or MergerCo to perform their obligations hereunder or to consummate the Merger and other transactions contemplated hereby.

“Permit” means any federal, state, local, and foreign governmental approval, consent, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

“Superior Proposal” means a bona fide written Acquisition Proposal which is binding on the offeror and not solicited by or on behalf of the Company, any Company Subsidiary or any of their respective Affiliates (or any of their respective officers, directors, trustees, employees or representatives) made by a third party (i) on terms which the Company Board reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and legal counsel, to be more favorable from a financial point of view to the Company and its stockholders (in their capacity as such) than the transactions contemplated hereby, taking into account all amendments to this Agreement proposed by Parent; (ii) for which financing, to the extent required, is then firmly committed; and (iii) which, in the good faith reasonable judgment of the Company Board, is reasonably likely to be consummated on the timetable and terms proposed; provided that for purposes of this definition the references in the definition of Acquisition Proposal to “10%” shall be deemed to be references to “50%.”

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes and similar charges.

9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Alternative Articles of Merger”	Section 2.5

“Alternative Certificate of Merger”	Section 2.5

“Alternative Merger”	Section 2.5

“Alternative Merger Effective Time”	Section 2.5

“Amended Charter”	Section 1.2(b)

“Annual Payment Amount”	Section 8.4

“Articles of Merger”	Section 1.3

“Break-up Fee”	Section 8.2(b)

“Certificate of Merger”	Section 1.3

“Certificate”	Section 2.1(d)

“Claim”	Section 6.5(b)

“Closing Date”	Section 1.4

“Closing”	Section 1.4

“Code”	Recitals

“Commitment”	Section 3.9

“Company Board”	Recitals

“Company Common Stock”	Section 2.1(b)

“Company Disclosure Schedule”	ARTICLE III

“Company Employees”	Section 6.8(b)

“Company Preferred Stock”	Section 3.3(a)

“Company Properties”	Section 3.11(a)

“Company Recommendation”	Section 6.1(c)

“Company SEC Reports”	Section 3.7

“Company Shareholder Approval”	Section 6.1(b)

“Company Shareholders Meeting”	Section 6.1(c)

“Company Equity Award Plans”	Section 2.1(e)

“Company Stock Options”	Section 2.1(e)

“Company Subsidiaries”	Section 3.1(b)

“Company”	Preamble

“Confidentiality Agreement”	Section 6.6(b)

“Construction Projects”	Section 3.11(i)

“DGCL”	Recitals

“Drop Dead Date”	Section 8.1(b)

“DSOS”	Section 1.3

“Effective Time”	Section 1.3

“Employee Programs”	Section 3.13(a)

“Encumbrances”	Section 3.11(a)

“Environmental Claims”	Section 3.12(c)

“Exchange Fund”	Section 2.2(a)

“Excluded Shares”	Section 2.1(b)

“Facility Lease”	Section 3.11(f)

“Financing Letter”	Section 4.5(b)

“Governmental Entity”	Section 3.6

“Ground Lease”	Section 3.11(b)

“Indemnified Parties”	Section 6.5(a)

“Internal Controls”	Section 3.7(b)

“Laws”	Section 3.6

“Merger Consideration”	Section 2.1(c)

“Merger”	Recitals

“MergerCo”	Preamble

“MGCL”	Recitals

“MSDAT”	Section 1.3

“Office Space”	Section 3.11

“Option Merger Consideration”	Section 2.1(e)

“Other Filings”	Section 6.2

“Parent”	Preamble

“Partnership Units”	Section 3.3(h)

“Partnership”	Section 3.3(h)

“Paying Agent”	Section 2.2(a)

“Proxy Statement”	Section 6.1(a)

“Qualifying Income”	Section 8.4

“REIT”	Section 3.10

“REIT Income Requirements”	Section 8.4

“Section 8.2 Amount”	Section 8.4

“Securities Laws”	Section 3.7

“Surviving Corporation”	Section 1.1

“Tax Protection Agreement”	Section 3.18(d)

“Third Party”	Section 6.4(a)

9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

9.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Articles I and II, Sections 6.5 and 6.8 and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of any of Parent, MergerCo or the Company or any of their respective officers, directors, trustees, stockholders or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

9.6 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Florida, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Sections 6.5 and 6.8 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.9 Choice of Law/Consent to Jurisdiction.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

(b) Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Maryland, each of Parent and MergerCo does hereby appoint CorpDirect Agents, Inc., 516 North Charles Street, 5th Floor, Baltimore, MD 21201, as such agent, and the Company does hereby appoint Corporation Service Company, 11 E. Chase St., Baltimore, MD 21202, as such agent.

9.10 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.11 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE GEO GROUP, INC.

By:	/s/ GEORGE C. ZOLEY
Name:	George C. Zoley
Title:	Chairman and Chief Executive Officer

GEO ACQUISITION II, INC.

By:	/s/ GEORGE C. ZOLEY
Name:	George C. Zoley
Title:	President

CENTRACORE PROPERTIES TRUST

By:	/s/ CHARLES R. JONES
Name:	Charles R. Jones
Title:	President and Chief Executive Officer

S-1

APPENDIX B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

September 19, 2006

The Board of Trustees

CentraCore Properties Trust

11376 Jog Road

Palm Beach Gardens, Florida 33418

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of CentraCore Properties Trust (“CentraCore”) of the Merger Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 19, 2006 (the “Merger Agreement”), among The GEO Group, Inc. (“GEO”), GEO Acquisition II, Inc., a wholly owned subsidiary of GEO (“Merger Sub”), and CentraCore. As more fully described in the Merger Agreement, (i) CentraCore will be merged with and into Merger Sub (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of CentraCore (“CentraCore Common Stock”) will be converted into the right to receive $32.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, trustees and other representatives and advisors of CentraCore and certain senior officers and other representatives of GEO concerning the business, operations and prospects of CentraCore. We examined certain publicly available business and financial information relating to CentraCore as well as certain financial forecasts and other information and data relating to CentraCore (including certain adjustments thereto reflecting alternative business scenarios) which were provided to or otherwise discussed with us by the management of CentraCore. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of CentraCore Common Stock; the historical and projected earnings and other operating data of CentraCore; and the capitalization and financial condition of CentraCore. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of CentraCore. In connection with our engagement and at the direction of CentraCore, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of CentraCore. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of CentraCore that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to CentraCore provided to or otherwise reviewed by or discussed with us, we have been advised by the management of CentraCore, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CentraCore as to the future financial performance of CentraCore under the alternative business scenarios reflected therein. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CentraCore or the Merger. We have been advised by the management of CentraCore, and have assumed, with your consent, that CentraCore has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT. We have not made or, with the exception of certain third party appraisals of the properties of CentraCore, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CentraCore nor have we made any physical inspection of the properties or assets of CentraCore. Our opinion does not address any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein). We express no view as to, and our opinion does not address, the underlying business decision of CentraCore to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for CentraCore or the effect of any other transaction in which CentraCore might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to CentraCore in connection with the proposed Merger and will receive a fee for such services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of CentraCore and GEO for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with CentraCore, GEO and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Trustees of CentraCore in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of CentraCore Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

B-2

CENTRACORE PROPERTIES TRUST

SPECIAL MEETING OF SHAREHOLDERS

                    ,                             , 2006

10:00 a.m. at

The Embassy Suites Hotel

4380 PGA Boulevard

Palm Beach Gardens, Florida 33410

11376 Jog Road, Suite 101 Palm Beach Gardens, Florida 33418	PROXY

This proxy is solicited by the Board of Trustees for use at the Special Meeting on                     , 2006, or any postponements and adjournments thereof.

By signing this proxy, you revoke all prior proxies and appoint Charles R. Jones and David J. Obernesser with full power of substitution, as proxies, to vote all shares held in your account in accordance with the instructions specified on the reverse side at the Special Meeting, or any adjournments or postponements thereof, and in their discretion on such other business that may be brought before the Special Meeting. See reverse for voting instructions.

If no choice is specified, the proxy will be voted “FOR” Proposal No. 1 (approval of the Agreement and Plan of Merger).

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-                     —QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until on , , 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.                    —QUICK *** EASY **** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until on , , 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to CentraCore Properties Trust, c/o .

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT

1.	Approval of the Agreement and Plan of Merger, dated September 19, 2006, by and among The GEO Group, Inc., GEO Acquisition II, Inc. and CentraCore Properties Trust, pursuant to which the Company will be acquired for $32.00 per share (plus unpaid dividends through the closing date)	☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	In their discretion, the persons named on the reverse side of this card are authorized to vote on any other business that properly comes before the Special Meeting or any adjournments or postponements of the Special Meeting, including adjournments and postponements for the purpose of soliciting additional proxies	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR,

IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS NO. 1 AND NO. 2.

Address Change? Mark Box ☐ Indicate changes below:	Date:
Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.